CREDIT AND SECURITY AGREEMENT

Dated September 9, 2005,

by and among

INTERPOOL, INC.

and

TRAC LEASE, INC.,
as the Borrowers,

the Lenders referred to herein,

and

NATIONAL CITY BANK,
as Agent

Table of Contents

PAGE

ARTICLE I DEFINITIONS	1

Section 1.1 Section 1.2 Section 1.3	Definitions General Other Definitions and Provisions	1 24 24

ARTICLE II REVOLVING CREDIT FACILITY	25

Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7 Section 2.8 Section 2.9 Section 2.10	Loans
Procedure for Advances
Repayment of Loans
Notes
Permanent Reduction of the Aggregate Commitment
Swing Line Loans
Termination of Credit Facility
Use of Proceeds
Joint and Several Obligations
Incremental Commitment Increase	25 26 27 27 28 29 30 30 30 30

ARTICLE III LETTER OF CREDIT FACILITY	31

Section 3.1 Section 3.2 Section 3.3 Section 3.4 Section 3.5 Section 3.6 Section 3.7 Section 3.8 Section 3.9 Section 3.10	L/C Commitment
Terms of Letters of Credit
Cash Collateral for Letters of Credit
Procedure for Issuance of Letters of Credit
Commissions and Other Charges
L/C Participations
Reimbursement Obligation of the Borrowers
Obligations Absolute
General Terms of Documentary Letters of Credit
Effect of Application	31 31 32 33 33 33 34 35 35 37

ARTICLE IV GENERAL LOAN PROVISIONS	37

Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5 Section 4.6 Section 4.7 Section 4.8 Section 4.9 Section 4.10 Section 4.11 Section 4.12	Interest
Notice and Manner of Conversion or Continuation of Loans
Fees
Manner of Payment
Credit of Payments and Proceeds
Adjustments
Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Agent
Changed Circumstances
Indemnity
Capital Requirements
Taxes
Replacement of Lenders	37 38 39 39 40 40 40 41 43 43 43 45

ARTICLE V CLOSING, CONDITIONS OF CLOSING AND BORROWING	46

Section 5.1 Section 5.2 Section 5.3	Closing Conditions to Closing and Initial Extensions of Credit Conditions to All Extensions of Credit	46 46 49

ARTICLE VI COLLATERAL	50

Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Section 6.6 Section 6.7 Section 6.8 Section 6.9	Grant of Security Interest
Collateral Documentation
Performance by the Agent
Litigation Respecting Collateral
Power of Attorney
Certain Acknowledgments and Waivers by the Borrowers
Partial Releases
Substitution of Collateral
Termination of Security Interests	50 50 51 52 52 53 54 54 55

ARTICLE VII REPRESENTATIONS AND WARRANTIES	55

Section 7.1
Section 7.2
Section 7.3
Section 7.4
Section 7.5
Section 7.6
Section 7.7
Section 7.8
Section 7.9
Section 7.10
Section 7.11
Section 7.12
Section 7.13
Section 7.14
Section 7.15
Section 7.16
Section 7.17
Section 7.18
Section 7.19
Section 7.20
Section 7.21
Section 7.22
Section 7.23	Corporate Existence and Good Standing, Etc.
Corporate Power; Consents; Absence of Conflict with Other Agreements, Etc.
Title to Properties
Financial Statements
No Material Changes, Etc.
Litigation.
No Materially Adverse Contracts, Etc.
Compliance with Other Instruments Laws, Etc.
Tax Status
Compliance with ERISA
Environmental Matters
No Default
Patents, Copyrights, Permits, Trademarks, Licenses and Leases
Use of Proceeds
Capitalization
Subsidiaries
Holding Company and Investment Company Acts
Pension Plans
Disclosure
Title to Pledged Assets
Survival of Representations and Warranties, Etc.
Eligible Leases; Eligible Chassis
Foreign Assets Control Regulations	55 56 56 56 56 57 57 57 57 57 57 59 59 59 59 59 59 60 60 60 60 60 60

ARTICLE VIII FINANCIAL INFORMATION AND NOTICES	61

Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5	Financial Statements and Projections Certificates Other Reports Notice of Litigation and Other Matters Accuracy of Information	61 62 62 62 63

ARTICLE IX AFFIRMATIVE COVENANTS	63

Section 9.1
Section 9.2
Section 9.3
Section 9.4
Section 9.5
Section 9.6
Section 9.7
Section 9.8
Section 9.9
Section 9.10
Section 9.11
Section 9.12
Section 9.13
Section 9.14
Section 9.15
Section 9.16
Section 9.17
Section 9.18
Section 9.19	Punctual Payment
Location of Office
Records and Accounts; Collateral Tracking System
Business and Corporate Existence
Payment of Taxes
Maintenance of Pledged Assets
Insurance
Inspection of Properties and Books
Licenses and Permits
Notice of Material Claims and Litigation
Further Assurances
Pension Plans
Environmental and Safety Matters
Payment of Wages
Notice of Default
OFAC
Possession of Eligible Chassis
Lease Files
Investment Company	64 64 64 64 64 64 65 66 66 66 67 67 67 68 69 69 69 69 69

ARTICLE X FINANCIAL COVENANTS	69

Section 10.1 Section 10.2 Section 10.3 Section 10.4	Maximum Funded Debt to Tangible Net Worth Ratio Minimum Tangible Net Worth Fixed Charge Coverage Ratio Additional Covenants	69 69 69 70

ARTICLE XI NEGATIVE COVENANTS	70

Section 11.1 Section 11.2 Section 11.3 Section 11.4 Section 11.5 Section 11.6 Section 11.7 Section 11.8	Liens Distributions Merger, Consolidation or Sale of Assets, Etc. ERISA Public Utility Holding Company Transactions with Affiliates Dispositions of Collateral Amendment to or Waiver of Loan Documents	70 70 70 71 71 71 71 72

ARTICLE XII DEFAULTS AND REMEDIES	72

Section 12.1 Section 12.2 Section 12.3	Events of Default Remedies Rights and Remedies Cumulative; Non-Waiver, etc.	72 75 77

ARTICLE XIII THE AGENT	78

Section 13.1 Section 13.2 Section 13.3 Section 13.4 Section 13.5 Section 13.6 Section 13.7 Section 13.8 Section 13.9	Appointment
Delegation of Duties
Exculpatory Provisions
Reliance by the Agent
Notice of Default
Non-Reliance on the Agent and Other Lenders
Indemnification
The Agent in Its Individual Capacity
Resignation of the Agent; Successor Agent	78 78 78 79 79 79 80 80 80

ARTICLE XIV MISCELLANEOUS	81

Section 14.1
Section 14.2
Section 14.3
Section 14.4
Section 14.5
Section 14.6
Section 14.7
Section 14.8
Section 14.9
Section 14.10
Section 14.11
Section 14.12
Section 14.13
Section 14.14
Section 14.15
Section 14.16
Section 14.17
Section 14.18
Section 14.19
Section 14.20
Section 14.21
Section 14.22
Section 14.23
Section 14.24	Notices
Expenses; Indemnity
Set-off
Governing Law
Consent to Jurisdiction; Service of Process
Waiver of Jury Trial; Preservation of Remedies
Reversal of Payments
Injunctive Relief; Punitive Damages
Accounting Matters
Successors and Assigns
Participations
Disclosure of Information; Confidentiality
Amendments, Waivers and Consents
Agreement Controls
Covenants Independent
Survival
Counterparts
Headings
Severability
Entirety
Termination
Payment of Borrowers' Obligations
Powers of Attorney and Authorizations Irrevocable
USA Patriot Act	81 82 82 83 83 84 84 84 85 85 87 87 88 88 88 88 89 89 89 89 89 89 89 89

EXHIBITS

Exhibit A-1 Exhibit A-2 Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H	Form of Revolving Credit Note
Form of Swing Line Note
Form of Notice of Borrowing
Form of Notice of Account Designation
Form of Notice of Prepayment
Form of Notice of Conversion/Continuation
Form of Officer's Compliance Certificate
Form of Borrowing Base Certificate
Form of Assignment and Acceptance

          This CREDIT AND SECURITY AGREEMENT is dated September 9, 2005, by and among INTERPOOL, INC., a Delaware corporation (“Interpool”), and TRAC LEASE, INC., a Delaware corporation (“Trac,” and together with Interpool, each individually a “Borrower” and individually and collectively the “Borrowers”), the Lenders who are or may become a party to this Agreement and are listed on Schedule 1 hereto, and NATIONAL CITY BANK, a national banking association, as administrative and collateral agent for the Lenders.

BACKGROUND

          The Borrowers have requested certain credit facilities, which the Lenders have agreed to extend to the Borrowers on the terms and conditions of this Agreement for use by the Borrowers to refinance certain existing indebtedness of the Borrowers, to pay associated fees and expenses, and to finance ongoing working capital needs, capital expenditures, and other general corporate purposes of the Borrowers.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound hereby, such parties hereby agree as follows:

ARTICLE I
DEFINITIONS

           Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

           “2004 Warrants” means the warrants issued by Interpool pursuant to a certain Securities Purchase Agreement dated as of September 14, 2004 among Interpool and the investors signatory thereto for the purchase of 8,333.333 shares of common Equity Interests of Interpool on the terms and subject to the conditions set forth in a Warrant Agreement dated as of September 14, 2004 between Interpool and U.S. Bank National Association, as amended.

           “Additional Chassis” means Chassis (other than Substitute Chassis) which are pledged to the Agent, in accordance with the terms of this Agreement, after the date hereof.

           “Affiliate” means, with respect to any specified Person, any other Person (a) which directly or indirectly controls, or whose directors or officers directly or indirectly control, or is controlled by, or is under common control with, such specified Person, (b) which beneficially owns or holds, or whose directors or officers beneficially own or hold, 5% or more of any class of the Voting Stock (or, in the case of an entity that is not a Corporation, 5% of the Equity Interest) of such specified Person, or (c) 5% or more of the Voting Stock (or, in the case of an entity that is not a Corporation, 5% of the equity interest) of which is owned or held by such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

           “Agent” means National City in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 13.9 hereof.

           “Agent’s Office” means the office of the Agent specified in or determined in accordance with the provisions of Section 14.1(c) hereof.

           “Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced, increased or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be One Hundred Twenty-Two Million Five Hundred Thousand Dollars ($122,500,000).

           “Aggregate Finance Lease Value” means, as of any date of determination, an amount equal to the sum of the Finance Lease Values of all Eligible Leases.

           “Aggregate Net Book Value” means, as of any date of determination, an amount equal to the sum of the Net Book Values of all Eligible Chassis not then subject to a Finance Lease.

           “Agreement” means this Credit and Security Agreement including the schedules and exhibits attached hereto, as amended, supplemented, restated or otherwise modified.

           “Applicable Law” means all applicable provisions of constitutions, laws (including common laws), statutes, ordinances, rules, treaties, conventions, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders, injunctions, writs, awards and decrees of all courts and arbitrators.

           “Applicable Margin” initially, means the margins set forth at Level II in the chart below. Beginning January 1, 2006, adjustments, if any, in the Applicable Margin shall be made by the Agent on the first (1st) Business Day of the first calendar month after receipt by the Agent of (a) the financial statements and accompanying Officer’s Compliance Certificate delivered in accordance with Section 8.1 hereof for the most recent fiscal quarter end (which adjustments to Applicable Margin shall be based on the applicable level corresponding to the Funded Debt to Tangible Net Worth Ratio set forth in the chart below); or, if applicable, or (b) written notice from Interpool, with evidence reasonably satisfactory to the Agent, that the issuer rating of Interpool is at least “BBB-” by S&P or “Baa3” by Moody’s (in which case the adjustment in the Applicable Margin shall be based on Level IV below).

Level	Funded Debt to Tangible Net Worth Ratio	Applicable Base Rate Margin	Applicable LIBOR Margin	Commitment Fee
I II III IV	› 3.0x › 2.5x and ‹ 3.0x › 2.0x and ‹ 2.5x ‹ 2.0x	0.25% 0% 0% 0%	1.625% 1.375% 1.250% 1.000%	0.375% 0.300% 0.300% 0.250%

           Subject to Section 4.1(c) hereof, in the event the Borrowers fail to deliver financial statements and the accompanying Officer’s Compliance Certificate in accordance with, and within the time required by, Section 8.1 hereof, the Applicable Margin shall be set at Level I above until the delivery of such financial statements and certificate. If the issuer rating of Interpool falls below “BBB-” by S&P and “Baa3” by Moody’s in any calendar month, an adjustment will be made retroactively for such month to reflect the Applicable Margin which would otherwise be calculated hereunder without consideration of such rating.

           “Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

           “Assignment and Acceptance” shall have the meaning assigned thereto in Section 14.10 (b)(iii) hereof.

           “Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the sum of (i) the Federal Funds Rate plus (ii) 1/2 of 1%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

          “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a) hereof.

           “Borrower” means individually, and “Borrowers” means individually and collectively, Interpool, Inc., a Delaware corporation, and Trac Lease, Inc., a Delaware corporation, together with their successors and permitted assigns.

           “Borrowing Base” means at any time the sum of (a) 85% of the then Aggregate Finance Lease Value, plus (b) 80% of the then Aggregate Net Book Value.

           “Borrowing Base Certificate” shall have the meaning assigned thereto in Section 8.2(b) hereof.

           “Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Cleveland, Ohio are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

           “Capitalized Lease Obligations” means all obligations of Interpool and its Consolidated Subsidiaries under Capitalized Leases, as reflected on Interpool’s Consolidated balance sheet.

           “Capitalized Leases” means any lease agreement pursuant to which Interpool or any of its Consolidated Subsidiaries is the lessee and the lessee’s obligations under which are required to be reflected as liabilities on Interpool’s Consolidated balance sheet.

           “Casualty Item” means any Eligible Chassis that has become the subject of an Event of Loss.

           “Casualty Payment” means, as to any Lease, any payment under such Lease, made in connection with an Event of Loss with respect to any Pledged Chassis subject to such Lease, that terminates all or a portion of the related Lessee’s obligation to make subsequent Lease Payments pursuant to the terms of such Lease.

           “Certificate of Title” means, as to any Chassis, the certificate of title, or other evidence of ownership, issued by the applicable Governmental Authority of the jurisdiction in which title to such Chassis and Liens thereon are registered.

           “Change in Control” means that (a) any Person or two or more Persons acting in concert (with the exception of (A) Interpool’s shareholders Martin Tuchman, Raoul J. Witteveen and Warren Serenbetz, and (B) members of such shareholders’ immediate families and related entities) shall have (i) acquired beneficial ownership, directly or indirectly, of more than 50% of the combined economic or voting interests in Interpool or (ii) acquired by contract or otherwise, or entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the composition of the board of directors or other similar management body of Interpool, or otherwise over the management or policies of Interpool or (b) Interpool shall, for any reason, cease to own all of the issued and outstanding Voting Stock of Trac or otherwise cease to have a controlling influence over the composition of the board of directors of Trac or otherwise over the management or policies of Trac.

           “Chassis” means the supporting frame of a non-automotive vehicle designed to be hauled by road exclusive of any container or other housing attached thereon, together with all substitutions, repairs, replacements, non-severable appliances, instruments, accessories, furnishings, other equipment, additions, parts and improvements from time to time constituting a part thereof and all accessions thereto.

           “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Sections 5.1 and 5.2 hereof shall be satisfied or waived in all respects in a manner acceptable to the Agent, in its sole discretion.

           “Code” means the United States Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

           “Collateral” has the meaning assigned thereto in Section 6.1 hereof.

           “Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to, to make or participate in Swing Line Loans to and to issue or participate in Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

           “Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

           “Consolidated” means, with respect to any Person and any specified Subsidiaries of such Person, refers to the consolidation of financial statements of such Person and such Subsidiaries and of particular items in such financial statements in accordance with GAAP.

           “Contract Payment” means, with respect to any Lease, the minimum monthly or other periodic contractual rental payment required to be made thereunder for the use of the Pledged Chassis subject to such Lease.

           “Controlled Group” means all trades or businesses (whether or not incorporated) under common control that, together with any Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

           “Corporation” means any or all of the following, as the context may require, corporations, limited partnerships, limited liability companies, limited liability partnerships, joint stock associations and business trusts.

           “Credit Facility” means the collective reference to the Revolving Credit Facility, the L/C Facility and the Swing Line Facility.

           “Custodian” means the Person performing the duties of the Custodian under the Custody Agreement; initially, U.S. Bank, National Association, a national banking association, and its successors and permitted assigns.

           “Custody Agreement” means that certain Custodial Agreement dated as of the date hereof, entered into among the Custodian, the Agent and the Borrowers, as such agreement may be amended, modified, supplemented or restated from time to time.

           “Default” means any of the events specified in Section 12.1 hereof which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

           “Defaulted Lease” means any Lease for which: (a) any Contract Payment (or portion more than 5% thereof) owing thereunder is more than 120 days delinquent (measured from its contractual due date); (b) the related Lessee is in default under any other provision of such lease not dealt with in clause (a) and any applicable grace and/or cure period set forth in such lease has expired and a Borrower has in accordance with its normal procedures declared such lease to be in default; or (c) a Borrower has otherwise determined that the remaining amounts owing by the Lessee under such lease are expected to be uncollectible.

           “Derivatives Obligations” means all obligations of any Person in respect of any Hedging Agreement.

           “Distributions” means, for any period of measurement with respect to any Corporation, any of the following: (a) the declaration or payment of any dividend or distribution on or in respect of shares of any class of capital stock or other ownership interests of such Corporation, except dividends payable solely in shares of such Corporation’s common stock or other ownership interests having rights similar to common stock; and (b) any other loan, dividend or distribution for any purpose from such Corporation (however characterized) to or for the benefit of any or all of its shareholders, whether paid on or in respect of shares of any class of the capital stock or other ownership interests of such Corporation or otherwise.

           “Dollars” and “$” means Dollars or such coin or currency of the United States as at the time of payment shall be legal funds for the payment of public and private debts in the United States.

           “Earnings Available for Fixed Charges” means, for any rolling four quarter period, the sum of Fixed Charges for such period plus Net Income for such period (adjusted to account for the impact of any non-cash fair value adjustment for the 2004 Warrants) before income taxes plus interest expenses for such period relating to (A) Interpool’s 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital on the consolidated balance sheet of Interpool and its Consolidated Subsidiaries, (B) the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 on the consolidated balance sheet of Interpool and its Consolidated Subsidiaries and (C) any future subordinated debt of Interpool and its Consolidated Subsidiaries.

           “Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment: (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000; (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000; (d) a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender); (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender; or (f) any other Person that has been approved in writing as an Eligible Assignee by the Agent (and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers).

           “Eligible Chassis” means, as of any date of determination, any Pledged Chassis which complies with the covenants set forth in this Agreement and each of the following requirements:

           (a)  Such Pledged Chassis substantially conforms to the standard specifications used by each of the Borrowers for Chassis purchased for their own account, for that category of Chassis and applicable industry standards;

           (b)  To any Borrower’s knowledge, such Pledged Chassis is not then the subject of an Event of Loss (or an event which, with notice and/or lapse of time, would constitute an Event of Loss);

           (c)  A Borrower has good and valid title to such Pledged Chassis, free and clear of all Liens other than Permitted Liens and such Pledged Chassis shall not have been satisfied, subordinated, rescinded or sold, transferred, assigned or pledged by any Borrower to any Person other than the Agent;

           (d)  The Agent has a first priority perfected security interest in such Pledged Chassis and any Lease and, to the extent in which a security interest can be perfected under Article 9 of the UCC, Related Assets with respect to such Pledged Chassis (subject only to Permitted Liens);

           (e)  The pledge of such Pledged Chassis and the Related Assets from a Borrower, to the Agent does not violate any agreement to which any Borrower is a party or by which any Borrower and/or its properties are bound;

           (f)  No consent or approval from the Lessee or other Person is required to pledge such Pledged Chassis or the Related Assets from any Borrower to the Agent except for any such consents or approvals that have been obtained;

           (g)  Such Pledged Chassis is titled (or, if such Chassis is a new Chassis purchased directly from the manufacturer or another seller, will be titled) under the laws of one of the states of the United States;

           (h)  Following issuance, the Certificate of Title for such Pledged Chassis shall be held by the Custodian and reflect a Borrower as the sole owner of such Pledged Chassis and the Agent as the sole secured party with respect to such Pledged Chassis;

           (i)  Such Pledged Chassis was not subject to any adverse selection procedures by any Borrower in selecting such Pledged Chassis and its Related Assets to be Pledged Assets;

           (j)  Each Lessee under any Lease of such Pledged Chassis is Solvent and is not an Affiliate of any Borrower;

           (k)  Such Pledged Chassis is not then (i) on lease to a Prohibited Person, or (ii) used in a Prohibited Jurisdiction;

           (l)   Such Pledged Chassis is located within the United States of America, Canada or Mexico;

           (m)  Such Pledged Chassis is not then subject to a Defaulted Lease;

           (n)  Such Pledged Chassis is not then subject to a Finance Lease;

           (o)  The purchase price paid by the applicable Borrower to the manufacturer thereof did not exceed the then fair market value of such Pledged Chassis; and

           (p)  Such Pledged Chassis is subject to no Liens other than Permitted Liens;

           provided that, (A) compliance with paragraph (d) above, with respect to perfection of the Agent’s security interest in such Chassis, is hereby waived for the first sixty (60) days during which such Chassis is pledged to the Agent as Collateral, so long as prior to the end of such period: (i) the Borrower has delivered the related Certificate of Title (or, if such Pledged Chassis is a Chassis purchased directly from the manufacturer or another seller, the necessary purchase documentation) and all other necessary documentation required by the applicable Governmental Authority to cause such Certificate of Title, upon issuance, to reflect a Borrower as the sole owner of, and the Agent as the sole secured party with respect to, such Chassis, to the Filing Agent and has taken all other steps necessary for the Filing Agent to process an application for title in the appropriate jurisdiction with the such Governmental Authority; (ii) the Filing Agent has filed such application and has notified Interpool in writing (which notice may be made electronically and shall, in any case, specifically identify such Pledged Chassis) that it has done so (and a copy of such notice has been delivered to the Agent); (iii) such application has not been rejected or returned; and (iv) a collateral schedule indicating that such Chassis has been pledged to the Agent shall have been received by the Custodian, and (B) to the extent that more than five percent (5%) of all Pledged Chassis are located in Mexico at any time, any such excess shall not be treated as Pledged Chassis for purposes of the calculation of the Borrowing Base.

           “Eligible Investments” means one or more of the following:

           (a)  direct obligations of, and obligations fully guaranteed as to the timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

           (b)  certificates of deposit and bankers’ acceptances (which shall each have an original maturity of not more than three hundred sixty-five (365) days) of any United States depository institution or trust company incorporated under the laws of the United States or any State and subject to supervision and examination by federal and/or State authorities, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated at least “A-1” by S&P and “P-1” by Moody’s or which is otherwise acceptable to the Agent;

           (c)  commercial paper (having original maturities of not more than two hundred seventy (270) days) of any corporation incorporated under the laws of the United States or any State thereof which on the date of acquisition has been rated at least “A-1” by S&P and “P-1” by Moody’s or which is otherwise acceptable to the Agent;

           (d)  any money market fund that invests solely in Eligible Investments;

           (e)  eurodollar deposits (which shall each have an original maturity of not more than three hundred sixty-five (365) days) of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated at least “A-1” by S&P and “P-1” by Moody’s or which is otherwise acceptable to the Agent; and

           (f)  other obligations or securities that are acceptable to the Agent.

           “Eligible Leases” means any Finance Lease that, as of any date of determination, complies with the covenants set forth in this Agreement and each of the following requirements:

           (a)   Such Finance Lease is not a Defaulted Lease;

           (b)  No rental payment owing pursuant to the terms of such Finance Lease is more than ninety (90) days delinquent (measured from its contractual due date) as of such date of determination;

           (c)  Such Finance Lease is a legal, valid and binding full recourse payment obligation of the related Lessee enforceable in accordance with its terms (except as may be limited by applicable insolvency, bankruptcy, moratorium, reorganization, or other similar laws affecting enforceability of creditors’ rights generally and the availability of equitable remedies) and is in full force and effect and such Finance Lease has not been satisfied, subordinated or rescinded;

           (d)  The Lessee’s obligations under such Lease are “hell or high water” obligations that are, among other characteristics, non-cancelable, unconditional and not subject to any right of set-off, rescission, counterclaim, offset, reduction or recoupment except that, upon making of a Casualty Payment under such Lease, the obligation of the related Lessee to make Lease Payments thereunder may be reduced accordingly;

           (e)  Each Lease contains provisions requiring the Lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to the related Pledged Chassis and to assume all risk of loss, damage, or destruction of such Pledged Chassis, and each Lease requires the Lessee to maintain the related Pledged Chassis in good and workable order and to obtain and maintain liability insurance, physical damage insurance and automobile liability insurance on such Pledged Chassis subject thereto and to name the lessor under the Lease as a loss payee and an additional insured with respect thereto (except as provided in Section 9.7 hereof);

           (f)  The pledge by a Borrower to the Agent of a security interest in such Finance Lease and the related Pledged Chassis will not violate the terms or provisions of such Finance Lease or any other agreement to which any Borrower is a party or by which they are bound;

           (g)  Such Finance Lease has not been amended prior to the Closing Date or Substitution Date, as appropriate, such that the amount of any Contract Payment owing pursuant to the terms of such Finance Lease has been decreased, or any other obligations of the Lessee under such Finance Lease have been diminished, due to the related Lessee’s financial inability to make such payments;

           (h)  The related Lessee is Solvent and is not an Affiliate of any Borrower;

           (i)  All payments owing under such Finance Lease are required to be made in Dollars;

           (j)  Such Finance Lease provides for the acceleration of all rental payments thereunder upon default by the Lessee;

           (k)  Such Finance Lease requires that in the event of an Event of Loss, the related Lessee must take one of the following actions: (i) restore or repair the affected Pledged Chassis to good repair, condition and working order; (ii) replace the Pledged Chassis with like equipment of the same or later model in good repair, condition and working order; (iii) make a lump sum payment in an amount that is not less than the then Finance Lease Value of the Casualty Item; or (iv) continue to make Contract Payments on its regularly scheduled basis despite the occurrence of an Event of Loss;

           (l)  Such Finance Lease and the Pledged Chassis and Related Assets subject to such Finance Lease are not subject to any Liens other than Permitted Liens;

           (m)  The Agent has a first priority perfected security interest in such Finance Lease and the related Pledged Chassis and, to the extent in which a security interest can be perfected under Article 9 of the UCC, Related Assets with respect to such Finance Lease (subject only to Permitted Liens);

           (n)  Each Pledged Chassis subject to such Finance Lease is titled (or, if such Chassis is a new Chassis purchased directly from the manufacturer or another seller, will be titled) under the laws of one of the states of the United States;

           (o)  Each Pledged Chassis subject to such Finance Lease is located within the United States of America, Canada or Mexico; and

           (p)  Following issuance, the Certificate of Title for the related Pledged Chassis shall be held by the Custodian and reflect a Borrower as the sole owner of such Pledged Chassis and the Agent as the sole secured party with respect to such Pledged Chassis;

           provided that, (A) compliance with paragraph (m) above, with respect to perfection of the Agent’s security interest in such Chassis, is hereby waived for the first sixty (60) days during which such Chassis is pledged to the Agent as Collateral, so long as prior to the end of such period: (i) the Borrower has delivered the related Certificate of Title (or, if such Pledged Chassis is a Chassis purchased directly from the manufacturer or another seller, the necessary purchase documentation) and all other necessary documentation required by the applicable Governmental Authority to cause such Certificate of Title, upon issuance, to reflect a Borrower as the sole owner of, and the Agent as the sole secured party with respect to, such Chassis, to the Filing Agent and has taken all other steps necessary for the Filing Agent to process an application for title in the appropriate jurisdiction with the such Governmental Authority; (ii) the Filing Agent has filed such application and has notified Interpool in writing (which notice may be made electronically and shall, in any case, specifically identify such Pledged Chassis) that it has done so (and a copy of such notice has been delivered to the Agent); (iii) such application has not been rejected or returned; and (iv) a collateral schedule indicating that such Chassis has been pledged to the Agent shall have been received by the Custodian, and (B) to the extent that more than five percent (5%) of all Pledged Chassis are located in Mexico at any time, any such excess shall not be treated as Pledged Chassis for purposes of the calculation of the Borrowing Base.

           “Environmental Laws” means any and all United States federal, state, local and foreign laws, statutes, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials or to the generation, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to Interpool or any of its Subsidiaries or any of their respective properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq. , the Toxic Substances Control Act (15 U.S.C. §2601 et. seq. , the Occupational Safety and Health Act (29 U.S.C. §651 et. seq. and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et. seq.), each as amended or supplemented, and any analogous future or present local, state and federal or foreign statutes and rules and regulations promulgated pursuant thereto, each as in effect on the date of determination.

           “Equity Interests” means, with respect to any Person, any and all shares, partnership, membership, trust and other interests, participations or other equivalents (however designated) of equity ownership interests of such Person.

           “ERISA” means the United States Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as the same may be amended from time to time.

           “ERISA Affiliate” means any Person who together with any Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

          “Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

           “Event of Default” means any of the events specified in Section 12.1 hereof, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

           “Event of Loss” means, with respect to any Pledged Chassis as of any date of determination, any of the following events or conditions:

           (a)  total loss or destruction thereof;

           (b)  theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance first becomes known to any Borrower;

           (c)  damage rendering such Pledged Chassis unfit for normal use and, in the judgment of any Borrower, beyond repair at reasonable cost;

           (d)  any condemnation, seizure, forced sale or other taking of title to or use of any such Pledged Chassis;

           (e)  if such Pledged Chassis is then subject to the terms of a Lease, such Pledged Chassis shall have been deemed under the terms of such Lease to have suffered an Event of Loss (or an equivalent term);

           (f)  it is then located in a Prohibited Jurisdiction; or

           (g)  it is not then located within the United States of America, Canada or Mexico,

           provided, however, no Pledged Chassis shall be deemed to be subject to an Event of Loss for so long as the Lessee continues to pay any Lease Payments with respect to such Pledged Chassis without reduction or offset.

           “Existing Facility” means the $15,000,000 loan from National City to Interpool, evidenced by, inter alia, a Commercial Note dated July 15, 2004, as amended from time to time.

           “Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, and (c) such Lender’s Commitment Percentage of the principal amount of the Swing Line Loans then outstanding.

           “Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) representing the daily effective federal funds rate as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent. If, for any reason, such rate is not available, then Federal Funds Rate shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Cleveland time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

           “Fee Letter” means that certain letter agreement executed by the Borrowers and the Agent dated April 8, 2005, as may be amended, supplemented, modified or restated from time to time.

           “Filing Agent” means a registered Maine titling agent, or such other registered titling agent from a state with respect to which the Borrowers have provided the Agent with an opinion of local counsel as to the method of perfection of the Agent’s security interest in Chassis under the UCC and motor vehicle laws of such state, both of which are to the satisfaction of the Agent (in its reasonable discretion).

           “Finance Lease” means any Lease of a Pledged Chassis which provides the Lessee with the right or option to purchase such Pledged Chassis at the expiration of the term of the Lease for a nominal price or which otherwise satisfies the criteria for classification as a “direct financing lease” as determined in accordance with GAAP, on the books and records of Interpool.

           “Finance Lease Value” means, with respect to each Finance Lease as of any date of determination, an amount in Dollars equal to the “Net Investment” in such Finance Lease, determined in accordance with the method (as applied to the Leases) used to calculate the value of “Net Investment in Direct Financing Leases” set forth on Interpool’s Consolidated balance sheets as of December 31, 2004.

           “Fiscal Year” means the fiscal year of the Borrowers.

           “Fixed Charges” means, for any rolling four quarter period, the sum of (i) interest expense (as determined in accordance with GAAP) excluding interest expense for such period with respect to (A) Interpool’s 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital on the consolidated balance sheet of Interpool and its Consolidated Subsidiaries, and (B) the amount representing the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 on the consolidated balance sheet of Interpool and its Consolidated Subsidiaries and (C) any future subordinated debt of Interpool and its Consolidated Subsidiaries) plus (ii) obligations of Interpool and its Consolidated Subsidiaries as a lessee for lease rentals on long term leases (as determined in accordance with GAAP) for such period.

           “Funded Debt” means all indebtedness for borrowed money with recourse to Interpool and its Consolidated Subsidiaries, or any of them, including purchase money mortgages, capitalized leases, conditional sales contracts and similar title retention debt instruments (excluding any current maturities portion of such indebtedness that becomes due within 12 months from the date of calculation thereof). The calculation of Funded Debt shall include all Funded Debt of Interpool and its Consolidated Subsidiaries which appears in Interpool’s consolidated financial statements, plus any liabilities which would otherwise be classified as Funded Debt of any other Person (if such Person was a Consolidated Subsidiary), which has been guaranteed by Interpool and its Consolidated Subsidiaries or any of them, either jointly or severally. “Funded Debt” shall exclude (A) the amount representing Interpool’s 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital on the consolidated balance sheet of Interpool and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available, (B) amount representing the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 on the consolidated balance sheet of Interpool and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available and (C) future subordinated debt of Interpool and its Consolidated Subsidiaries.

           “GAAP” means accounting principles which are (a) consistent with the principles promulgated or adopted from time to time by the Financial Accounting Standards Board and its predecessors, (b) generally accepted in the United States of America, and (c) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

           “Funding” means Interpool Chassis Funding, LLC, a Delaware limited liability company, and its successors and permitted assigns.

           “Governmental Authority” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

           “Guarantees” by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the primary obligor) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain working capital or any other balance sheet condition or otherwise to advance or to make available funds for the purchase or payment of such Indebtedness or obligation; (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation; or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

           “Hazardous Materials” means any: (a) oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to any property of Interpool or any of its Subsidiaries or to Persons on or about such property or (ii) cause such property to be in violation of any Environmental Laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, electrical equipment which contains any oil or electric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (c) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable local, state or federal law or under the rules and regulations adopted or publications promulgated pursuant thereto, including Environmental Laws; or (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority having jurisdiction over Interpool or any of its Subsidiaries or any of their respective properties.

           “Hedging Agreement” means any agreement with respect to an interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity swap or equity index swap, equity option or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions, all as amended, restated or otherwise modified.

           “Indebtedness” means, for any Person, all obligations, contingent or otherwise, that in accordance with GAAP should be classified on such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether so classified, all: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capitalized Lease Obligations of such Person; (f) the net amount of any mark to market exposure under Derivatives Obligations of such Person; (g) without duplication, obligations of such Person under Guarantees of Indebtedness of others; and (h) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date (but only to the extent such fixed date occurs prior to September 9, 2011).

           “Intercreditor Agreement” means that certain Intercreditor and Lockbox Administration Agreement dated as of March 28, 2002, entered into among Interpool, JPMorgan Chase Bank, Funding, Wachovia Capital Markets, LLC (f/k/a First Union Securities, Inc.), and various “Joined Parties” thereunder, including, as of the Closing Date, the Agent, as such agreement may be amended, modified, supplemented or restated from time to time.

           “Interest Period” shall have the meaning assigned thereto in Section 4.1(b) hereof.

           “Issuing Lender” means National City, in its capacity as issuer of any Letter of Credit, or any successor thereto.

           “L/C Commitment” means the lesser of (a) Five Million Dollars ($5,000,000) and (b) the Aggregate Commitment.

           “L/C Facility” means the letter of credit facility established pursuant to Article III hereof.

           “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of Reimbursement Obligations which have not then been reimbursed pursuant to Section 3.7 hereof.

           “L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.

           “Lease” means a lease, sublease or contract (other than the Master Lease) for use or hire of or for any Pledged Chassis, together with any assignments thereof and any delivery and acceptance certificate therefor, any guaranties and amendments, addendums and other modifications thereto (including any Substitute Leases), but only to the extent such leases or contracts relate to such Pledged Chassis.

           “Lease File” means, with respect to each Pledged Chassis:

           (a)  if subject to a Lease, the original counterpart thereof that constitutes “chattel paper” for purposes of the UCC or, for any Lease which does not constitute “chattel paper”, a true and complete copy of the originally executed lease; provided, however, for any Lease executed after the date of this Agreement, the Lease File shall contain an original counterpart or complete copy, as applicable, no later than thirty (30) days after such Lease is executed;

           (b)  evidence or verification of an insurance policy covering such risks and amounts and otherwise complying with the requirements of the Servicing Standard and the related Lease for such Chassis (except where the related Lessee is self-insured in accordance with the terms of this Agreement);

           (c)   any loan or security agreement relating to such Chassis or any Lease related thereto, together with originals of any notes, instruments or documents relating thereto;

           (d)  each receipt of acceptance by the applicable Lessee of such Chassis, if any;

           (e)  with respect to such Chassis, each guaranty of any related Lease, if any;

           (f)  each UCC financing statement which relates to such Chassis or any related Lease or Related Assets, if any;

           (g)  each amendment of any related Lease, if any; and

           (h)  each assignment of any related Lease, if any.

           “Lease Payment” means, with respect to any Lease, any Contract Payment or other payment required to be paid by the related Lessee under such Lease.

           “Lender” means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10 hereof.

           “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Commitment Percentage of the Loans.

           “Lessee” means a Person that is contractually obligated to make rental and other payments under a Lease, including any guarantor of such obligations.

           “Letters of Credit” has the meaning assigned thereto in Section 3.1 hereof.

           “LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars, in amounts substantially equal to the amount of the LIBOR Rate Loan to which such LIBOR Rate will apply, for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)). If, for any reason, such rate does not appear on Telerate Page 3750, then LIBOR shall be determined by the Agent to be the arithmetic average (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable LIBOR Rate Loan.

           “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) determined by the Agent pursuant to the following formula:

LIBOR Rate =	LIBOR 1.00 -Eurodollar Reserve Percentage

           “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a) hereof.

           “Lien” means any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, upon or with respect to any property or assets.

           “Loan” means, individually, any Revolving Credit Loan or Swing Line Loan and “Loans” means, collectively, all of such Loans.

           “Loan Documents” means, collectively, this Agreement, the Notes, the Custody Agreement, the Lockbox Agreement, the Intercreditor Agreement, the Master Lease, any Secured Hedging Agreement and each other document, instrument, certificate and agreement executed and delivered by any Borrower or any Subsidiary of any Borrower in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, supplemented, restated or otherwise modified from time to time.

           “Lockbox Agreement” means that certain Lockbox Agreement dated as of March 28, 2002, entered into among Interpool, JPMorgan Chase Bank, Funding, Wachovia Capital Markets, LLC (f/k/a First Union Securities, Inc.), and various “Joined Parties” thereunder, including, as of the Closing Date, the Agent, as such agreement may be amended, modified, supplemented or restated from time to time.

           “Master Lease” means that certain Master Lease Agreement, dated as of September 9, 2005, between the Interpool and Trac.

           “Materially Adverse Effect” means, any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), or results of operations of Interpool and its Subsidiaries, taken as a whole, or of any Borrower considered individually, (b) upon the respective ability of any Borrower to perform any obligations under this Agreement or under any other Loan Document to which it is a party, or (c) the legality, validity, binding effect or enforceability or the ability of the Agent to enforce any rights or remedies under or in connection with any Loan Document; in any case, whether resulting from any single act, omission, situation, status, event, or undertaking, together with other such acts, omissions situations, statuses, events, or undertakings.

           “Moody’s” means Moody’s Investors Service, Inc.

           “National City” means National City Bank, a national banking association and its successors.

           “Net Book Value” means, with respect to any Eligible Chassis, the Original Equipment Cost of such Chassis less accumulated depreciation calculated based on (a) straight-line depreciation over 22.5 years with a remaining residual value of $2,600 at the end of such period, or (b) any other depreciation method used by the Borrowers which is more conservative than the depreciation policy outlined in clause (a) (i.e. more conservative policy in terms of greater annual depreciation or a lower remaining residual value) and of which the Agent has received prior written notice.

           “Net Income” means, for any fiscal period of any Person, the consolidated net income of such Person and its Subsidiaries for such period determined in accordance with GAAP.

           “Notes” means collectively the Revolving Credit Notes and the Swing Line Note and “Note” means any of such Notes.

           “Notice of Account Designation” shall have the meaning assigned thereto in Section 2.2(c) hereof.

           “Notice of Borrowing” shall have the meaning assigned thereto in Section 2.2(a) hereof.

           “Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 4.2 hereof.

           “Notice of Prepayment” shall have the meaning assigned thereto in Section 2.3(c) hereof.

           “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including, without limitation, interest accruing after the filing of any bankruptcy or similar petition) the Loans; (b) the L/C Obligations; (c) all Derivatives Obligations owing by any Borrower under any Secured Hedging Agreement; and (d) all other fees, expenses and commissions (including, without limitation, attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, that relate to any Note, any Letter of Credit or any of the other Loan Documents or the Fee Letter.

           “Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 8.2(a) hereof.

           “Original Equipment Cost” means, with respect to any Chassis, an amount equal to the sum of (a) the vendor’s or manufacturer’s invoice price, including tires, plus (b) reasonable and customary out-of-pocket direct costs related to inspection, transport and initial positioning necessary to put such Chassis in its initial service; provided, however, that, in no event shall the amounts described in clause (b) include any allocated overhead expenses of the Borrowers.

           “Other Taxes” shall have the meaning assigned thereto in Section 4.11(b) hereof.

           “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

           “PBGC” means the Pension Benefit Guaranty Corporation created by ERISA or any Governmental Authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation.

           “Permitted Liens” means, with respect to any Collateral, any of the following: (a) Liens for taxes, assessments, levies, fees and other governmental and similar charges not yet due and payable or being contested in good faith and for amounts not past due; (b) mechanics’, warehousemens’, materialmens’, suppliers’, laborers’ or of like persons’ Liens for amounts not past due; (c) Liens arising out of any judgment or award against any Lessee, lessee or sublessee of any Pledged Chassis; (d) Liens pursuant to any Loan Documents; (e) salvage rights of insurers; and (f) the standard and customary rights provided Lessees in the ordinary course of business with respect to Leases, including, without limitation, rights related to quiet enjoyment of the related Pledged Chassis and purchase of such Pledged Chassis at the end of the term of the related Lease; provided, however, such Permitted Liens pursuant to (a), (b) and (c) are being contested in good faith in appropriate proceedings and as to which adequate reserves in accordance with GAAP shall have been established, but only so long as enforcement of any such Lien has been stayed and so long as such proceedings could not subject any Borrower or the Agent to any civil or criminal penalty or liability or involve any material loss of value of, or risk of loss, sale or forfeiture of, any of the Collateral.

           “Person” means a Corporation, an individual, a general partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

           “Plan” means, at any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by any Borrower or any member of the Controlled Group for employees of any Borrower or any member of the Controlled Group, or (b) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

           “Pledged Assets” means the Master Lease and all Pledged Chassis, Leases and Related Assets.

           “Pledged Chassis” means all of the Chassis listed on Schedule 2 hereto, together with any Additional Chassis and Substitute Chassis pledged by a Borrower to the Agent from time to time, as evidenced by a revised Schedule 2 delivered to the Agent and the Custodian.

           “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by National City as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by National City as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

           “Prohibited Institution” means any institution so designated by the Borrowers in writing from time to time to the Agent and each Lender; provided, however, that: (a) no more than five (5) institutions shall be designated at any one time as a Prohibited Institution; (b) no Lender nor any Affiliate of any Lender shall be designated a Prohibited Institution; (c) the entities listed on Schedule 3 hereto shall not be designated as Prohibited Institution; and (d) all such designations shall be made (i) only prospectively and (ii) only while no Event of Default has occurred and is continuing.

           “Prohibited Jurisdiction” means any country or jurisdiction, from time to time, that is subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department.

           “Prohibited Person” means any Person appearing on the Specially Designated Nationals List compiled and disseminated by the Office of Foreign Assets Control of the United States Treasury Department, as the same may be amended from time to time.

           “Register” shall have the meaning assigned thereto in Section 14.10(d) hereof.

           “Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.7 hereof for amounts drawn under Letters of Credit.

           “Related Assets” means, as to any Chassis: (a) all of any Borrower’s right, title and interest in, to and under, but not its obligations under, such Chassis and any Lease, to the extent relating to such Chassis, and all amendments, additions and supplements including, without limitation, schedules, summary schedules and sub-schedules made or hereafter made with respect thereto; (b) all income, payments and proceeds thereof, including, without limitation (i) the residual values of such Chassis to be realized through the exercise by Lessees of any purchase options under the Leases, the proceeds of sale of such Chassis to third parties, payments received from any other Person, either directly or indirectly, with respect to the residual value of the Chassis (including, without limitation, payments under any terminal rent adjustment clause) or payments under any physical damage insurance policy or residual value insurance policy and (ii) each Certificate of Title; (c) all of any Borrower’s rights (but not its obligations) under any agreements or other purchase documents with respect to the acquisition of any related Lease or such Chassis to the extent, but only to the extent, that such rights relate to such Lease or Chassis, including, without limitation, (i) the right to proceeds arising from all dealer repurchase obligations, if any, relating to any Lease or Chassis arising under any agreements with any dealer from which any Borrower or any Affiliate thereof acquired such Chassis, (ii) all warranty and indemnity provisions contained in or to be provided pursuant to purchase agreements that relate to such Chassis and all claims against the applicable manufacturer or distributor and (iii) any guaranty given in connection with any related Lease, together with all rights, powers, privileges, licenses, easements, options and other benefits of the beneficiary of the guaranty thereunder and any collateral given as security therefor, to the extent pertaining to such Lease; (d) any Borrower’s rights under any insurance policy to proceeds therefrom, including, without limitation, any physical damage insurance policy or commercial general liability insurance policy, any residual value insurance policy, any policy of comprehensive, collision, public liability, physical damage, personal liability, general liability, excess or umbrella liability, or other insurance policy maintained by any Borrower, any Lessee or any Affiliate of any such Person to the extent that any such policy covers or applies to any related Lease, such Chassis or the ability of any Lessee to make required payments with respect to the related Lease or such Chassis or any other Related Asset; (e) all monies due or to become due in payment of amounts payable under any Lease, to the extent related to the such Chassis; (f) the Lease File relating to such Chassis (including all agreements and other documents a part thereof); (g) any maintenance agreement or any agreement pursuant to which such Chassis or any related Lease was acquired from a third party or any Affiliate, to the extent specifically relating to such Lease; (h) any license or other certification of any Governmental Authority, including, without limitation, any federal highway act certification; and (i) all income, payments and proceeds of any of the foregoing, including, without limitation, all present and future claims, demands, causes of and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

           “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration in, by, from or related to any real property (including all buildings, fixtures or other improvements located thereon) or personal property owned, leased or operated by Interpool or any of its Subsidiaries into the indoor or outdoor environment, including the movement of any Hazardous Material through air, soil, surface water, groundwater or property.

           “Required Lenders” means, at any date, any combination of two or more Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

           “Responsible Officer” means the chief executive officer, chief financial officer, chief operating officer, president, executive vice president or senior vice president of the Borrowers (or such other officer as is acceptable to the Agent, in it discretion).

           “Revolving Credit Facility” means the revolving credit facility established pursuant to Sections 2.1 through 2.5 hereof.

           “Revolving Credit Loan(s)” means any revolving loan made to the Borrowers pursuant to Section 2.1 hereof, and all such revolving loans collectively as the context requires.

           “Revolving Credit Notes” means the collective reference to the Revolving Credit Notes made by the Borrowers payable to the order of each Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; “Note” means any of such Notes.

           “Revolving Credit Termination Date” means the earliest of the dates referred to in Section 2.7(a) hereof.

           “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

           “Secured Hedging Agreement” means any Hedging Agreement between the Borrowers and a Lender, or an Affiliate of a Lender, which is entered into, in the ordinary course, for the purpose of securing any of the Loans.

           “Servicing Standard” means the degree of diligence, prudence, skill and care with which the Borrowers customarily service Chassis, Leases and Related Assets held for their own account and, in any event, in a manner consistent with the customary and usual practices of other servicers of comparable contracts and equipment.

           “Solvent” means, as to any Person on any particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including, without limitation, contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

           “Subsidiary” means Trac and any other present or future Corporation a majority of whose Voting Stock shall at the time be owned directly or indirectly or can otherwise be controlled by Interpool and/or by one or more of the Subsidiaries of Interpool.

           “Substitute Chassis” means a Chassis substituted for a Pledged Chassis in accordance with Section 6.8 hereof.

           “Substitute Lease” means a Lease for a Pledged Chassis substituted in accordance with Section 6.8 hereof.

           “Substitution Date” means, with respect to any Substitute Chassis, the Business Day on which such Substitute Chassis becomes a Pledged Chassis.

           “Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans to the Borrowers in a maximum principal amount not exceeding at any time the amount set forth opposite the Swing Line Lender’s name on Schedule 1 hereto as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Swing Line Commitment shall be Five Million Dollars ($5,000,000).

           “Swing Line Facility” means the swing line facility established under Section 2.6 hereof.

           “Swing Line Lender” means National City, in its capacity as swing line lender hereunder.

           “Swing Line Loan” means any swing line loan made by the Swing Line Lender to a Borrower pursuant to Section 2.6 hereof, and all such swing line loans collectively as the context requires.

           “Swing Line Note” means the Swing Line Note made by the Borrowers payable to the order of the Swing Line Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swing Line Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

           “Tangible Net Worth” means, as of any date of determination the amount equal to (A) the amount of stockholders’ equity and “warrant liability” of Interpool and its Consolidated Subsidiaries appearing in the consolidated financial statements of Interpool and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available and prepared in accordance with GAAP, less (B) trademarks, goodwill, covenants not to compete and all other assets classified as intangible assets determined in accordance with GAAP, plus (C) the amount representing Interpool’s 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital on the consolidated balance sheet of Interpool and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available, plus (D) the amount representing the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 on the consolidated balance sheet of Interpool and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available, plus (E) any future subordinated debt of Interpool and its Consolidated Subsidiaries, plus (or minus) (F) any adjustments to the accounts of Interpool, both positive and negative, that results from SFAS 133/138. In this regard, “SFAS 133/138” means, Statement of Financial Accounting Standards No. 133 – “Accounting for Derivative Instruments and Hedging Activities” and Statement of Financial Accounting Standards No. 138 – “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to FASB Statement No. 133” issued by the Financial Accounting Standard Board, as such pronouncement may be amended from time to time in accordance with its terms.

           “Taxes” shall have the meaning assigned thereto in Section 4.11(a) hereof.

           “Termination Event” means the occurrence of any of the following: (a) a “Reportable Event” described in Section 4043 of ERISA; (b) the withdrawal of the Borrowers, any Subsidiary or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the partial or complete withdrawal of the Borrowers, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan; (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

           “UCC” means the Uniform Commercial Code as the same may be in effect in the State of New York on the date hereof; provided, however, that in the event that by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

           “Uniform Customs” means, in the case of (a) standby Letters of Credit, the International Standby Practices ISP98 (1998), International Chamber of Commerce Publication No. 590, as the same may be amended or revised from time to time, and (b) documentary Letters of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended or revised from time to time.

           “United States” means the United States of America.

           “Voting Stock” means, with respect to any Corporation, its capital stock of any class having ordinary voting power for the election of the members of the board of directors or other governing body of such Corporation (other than stock having such power only by reason of the happening of a contingency).

           Section 1.2  General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to “Cleveland time” shall refer to the applicable time of day in Cleveland, Ohio.

           Section 1.3  Other Definitions and Provisions.

           (a)  Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

           (b)  Miscellaneous. The words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
REVOLVING CREDIT FACILITY

           Section 2.1  Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrowers from time to time from the Closing Date through the Revolving Credit Termination Date as requested by the Borrowers in accordance with the terms of Section 2.2 hereof; provided, that (a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) plus all outstanding L/C Obligations shall not exceed the lower of (i) the Borrowing Base and (ii) the Aggregate Commitment; and (b) the principal amount of outstanding Revolving Credit Loans (after giving effect to any amount requested) from any Lender to the Borrowers plus such Lender’s Commitment Percentage of outstanding L/C Obligations and Swing Line Loans shall not at any time exceed such Lender’s Commitment as set forth on Schedule 1 hereto. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loan requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Termination Date.

           Section 2.2  Procedure for Advances.

           (a)  Requests for Borrowing. The Borrowers shall give the Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (Cleveland time) (i) on the same Business Day as each Base Rate Loan and Swing Line Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount and currency of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment then available to the Borrowers, or if less, (x) with respect to Base Rate Loans, in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (y) with respect to LIBOR Rate Loans, in an aggregate principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof and (z) and with respect to Swing Line Loans, in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans, Base Rate Loans, Swing Line Loans, or, if a combination thereof, the amount allocated to each and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Cleveland time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of each Notice of Borrowing.

           (b)  Authority of the Company. Each Borrower hereby irrevocably authorizes and requests that Interpool execute all Notices of Borrowing, make all elections as to interest rates and take any other actions required of or permitted by the Borrowers under this Agreement, on its respective behalf, in each case, with the same force and effect as if such Borrower had executed such Notice of Borrowing, made such election or taken such other action itself. Any request, application, or other communication by Interpool may be relied on by the Agent and the Lenders, and any communication by the Agent and Lenders shall be made to Interpool, and shall be binding on each Borrower, jointly and severally, as fully as if such request, application or other communication were made directly by or to each such Borrower.

           (c)  Disbursement of Loans. Not later than 2:00 p.m. (Cleveland time) on the proposed borrowing date: (i) each Lender will make available to the Agent, for the account of the Borrowers, at the office of the Agent in funds immediately available to the Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swing Line Lender will make available to the Borrowers, at the office of the Swing Line Lender in funds immediately available to the Borrowers, the Swing Line Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrowers identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrowers to the Agent or may be otherwise agreed upon by the Borrowers and the Agent from time to time. Subject to Section 4.7 hereof, the Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Agent its Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swing Line Loans shall be made by the Lenders as provided in Section 2.6 hereof.

           Section 2.3  Repayment of Loans.

           (a)  Repayment of Loans. The Borrowers shall repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Termination Date and (ii) all Swing Line Loans on the earlier of demand or the Revolving Credit Termination Date, together with all accrued but unpaid interest thereon and fees, costs and expenses.

           (b)  Mandatory Repayments.

           (i)  If at any time: (A) the outstanding principal amount of all Loans exceeds the Aggregate Commitment less all outstanding L/C Obligations or (B) the outstanding principal amount of all Loans exceeds the Borrowing Base less all outstanding L/C Obligations, then the Borrowers shall immediately, by payment to the Agent for the account of the Lenders, repay Loans and furnish cash collateral as provided herein for, or repay, the L/C Obligations, in an aggregate amount equal to such excess. The mandatory prepayments set forth in this Section 2.3(b)(i) (and Section 2.3(b)(iii)) shall be applied: first to reduce principal amounts outstanding under the Swing Line Loans; second to pay any outstanding Reimbursement Obligations; third to reduce principal amounts outstanding under the Revolving Credit Loans; and fourth to provide cash collateral for any other L/C Obligations (such cash collateral shall be applied in accordance with Section 12.2(b) hereof). Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. In the case of a payment required under (B) above, the Borrowers may pledge Additional Chassis to the Agent and deliver a new Borrowing Base Certificate to Agent not later than the date such mandatory repayment is due, in which case the amount required to be repaid shall be calculated on the basis of the Borrowing Base after giving effect to the allocation of such Additional Chassis.

           (ii)  If at any time the outstanding amount of all Swing Line Loans exceeds the Swing Line Commitment, then the Borrowers shall make a prepayment of all Swing Line Loans in the amount of such excess. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

           (iii)  The Borrowers shall make prepayments of the Loans, in accordance with the terms of Section 2.3(b)(i), in an amount equal to 100% of the amount of net proceeds received by the Borrowers from (A) all sales, transfers or other dispositions of Pledged Chassis and (B) all property or casualty insurance policies and/or any condemnation or similar payment in connection with the Pledged Chassis, if, after giving effect to such sale, transfer, disposition, casualty or condemnation, the outstanding principal amount of all Loans exceeds the Borrowing Base less all outstanding L/C Obligations.

           (c)  Optional Repayments. The Borrowers may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days irrevocable notice to the Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, in the form attached hereto as Exhibit D (a “Notice of Prepayment”) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans or Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

           (d)  Limitation on Repayment of LIBOR Rate Loans. The Borrowers may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

           Section 2.4  Notes.

           (a)  Revolving Credit Notes. Each Lender’s Revolving Credit Loans and the obligation of the Borrowers to repay such Revolving Credit Loans shall be evidenced by a separate Revolving Credit Note executed by the Borrowers payable to the order of each Lender representing the Borrowers’ obligation to pay such Lender’s Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made and to be made by such Lender to the Borrowers hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1 hereof.

           (b)  Swing Line Note. The Swing Line Loans and the obligations of the Borrowers to repay such Swing Line Loans shall be evidenced by a Swing Line Note executed by Borrowers payable to the order of the Swing Line Lender representing the Borrowers’ obligation to pay the Swing Line Lender’s Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Loans, plus interest on such principal amounts and all other fees, charges and other amounts due thereon. The Swing Line Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1 hereof.

           Section 2.5  Permanent Reduction of the Aggregate Commitment.

           (a)  Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Agent, to permanently reduce, without premium or penalty, (i) the Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $100,000 in excess thereof.

           (b)  Application of Reductions. Each permanent reduction permitted or required pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit of the Lenders after such reduction to the Aggregate Commitment as so reduced and if the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall be required to deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations under the Revolving Credit Facility (and furnishing of cash collateral satisfactory to the Agent for all L/C Obligations) and shall result in the termination of the Aggregate Commitment and Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b) hereof. If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

           (c)  Release of Collateral. At the time any voluntary or mandatory prepayment or permanent reduction is completed pursuant to Section 2.3 or this Section 2.5, the Borrowers may request in writing, in accordance with the terms of this Agreement that the Agent release specific Pledged Chassis and Related Assets, and, so long as (i) no Default or Event of Default has occurred and is continuing, and (ii) the Borrowers make any prepayment required under Section 2.3(b) in connection with such release, the Agent shall, at the sole expense of the Borrowers, release such assets to the Borrowers pursuant to Section 6.7 hereof.

           Section 2.6  Swing Line Loans.

           (a)  Availability. Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees to make Swing Line Loans to the Borrowers from time to time from the Closing Date through, but not including, the Revolving Credit Termination Date; provided, that the aggregate principal amount of all Swing Line Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations, (ii) the Borrowing Base less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (iii) the Swing Line Commitment.

           (b)  Repayment. Unless otherwise agreed in writing, the Borrowers shall repay the outstanding principal amount of each Swing Line Loan on the earlier to occur of (i) the Revolving Credit Termination Date or (ii) demand.

           (c)  Refunding.

          (i)   Swing Line Loans shall be refunded by the Lenders on demand by the Swing Line Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swing Line Loans outstanding to the Swing Line Lender upon demand by the Swing Line Lender but in no event later than 2:00 p.m. (Cleveland time) on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Commitment Percentage of a Swing Line Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swing Line Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage.

          (ii)   The Borrowers shall pay to the Swing Line Lender on demand the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded. In addition, the Borrowers hereby authorize the Agent to charge any account maintained with the Swing Line Lender (up to the amount available therein) in order to immediately pay the Swing Line Lender the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded. If any portion of any such amount paid to the Swing Line Lender shall be recovered by or on behalf of the Borrowers from the Swing Line Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders that have not reimbursed the Swing Line Lender pursuant to clause (i) above in accordance with their respective ratable share (unless the amounts so recovered by or on behalf of the Borrowers pertain to a Swing Line Loan extended after the occurrence and during the continuance of an Event of Default of which the Agent has received actual notice and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

          (iii)   Each Lender acknowledges and agrees that its obligation to refund Swing Line Loans in accordance with the terms of this Section 2.6(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V hereof. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swing Line Loans pursuant to this Section 2.6(c), one of the events described in Section 12.1(j) or Section 12.1(k) hereof shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made pursuant to Section 2.6(c) hereof, purchase an undivided participating interest in the Swing Line Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swing Line Loan. Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation of any Swing Line Loan. Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

           Section 2.7  Termination of Credit Facility.

          (a)   Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of: (i) September 9, 2010; (ii) the date of termination by the Borrowers pursuant to Section 2.5(c) hereof; or (iii) the date of termination by the Agent on behalf of the Lenders pursuant to Section 12.2(a) hereof.

          (b)   Swing Line Facility. The Swing Line Commitment shall terminate on the Revolving Credit Termination Date.

           Section 2.8  Use of Proceeds. The Borrowers shall use the proceeds of the Extensions of Credit (a) to refinance the Existing Facility and (b) for working capital and general corporate requirements of the Borrowers (which may include the payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement).

           Section 2.9  Joint and Several Obligations. All Loans to the Borrowers and all of the other Obligations of the Borrowers arising under this Agreement and the other Loan Documents shall constitute one general joint and several obligation of the Borrowers secured by all of the Collateral.

           Section 2.10  Incremental Commitment Increase. Subject to the terms and conditions set forth below, prior to the Revolving Credit Termination Date, the total aggregate Commitment may be increased once (the “Commitment Increase”), at the request of the Borrowers and with the prior written consent of the Agent (such consent not to be unreasonably withheld), provided that the total Commitment Increase shall not exceed $25,000,000. The Borrowers may request no more than one Commitment Increase and such request shall be for a minimum of $5,000,000 (or increments of $2,500,000 in excess thereof). The Commitment Increase shall be effectuated pursuant to the following procedures:

          (a)   Not less than 30 days prior to the proposed effective date of the Commitment Increase, the Borrowers shall notify the Agent in writing of their request for a Commitment Increase (an “Increase Request”), including the intended date and amount thereto. All other terms and conditions applicable to such Commitment Increase shall be the same as applicable to the Commitment in general. Such Increase Request shall be accompanied by (i) a certificate from the Borrowers certifying to the Agent that (A) no other approvals or consents from any Person are required by any such Person except to the extent they have been received and (B) no Default or Event of Default has occurred and is continuing, and (ii) financial projections in form and substance reasonably acceptable to the Agent and demonstrating compliance with the Financial Covenants throughout the term of this Agreement after giving effect to the Commitment Increase.

          (b)   The Agent shall promptly notify existing Lenders of such request by the Borrowers and each such Lender shall have ten (10) Business Days in which to notify the Agent in writing of such Lender’s intent to participate in such increase (each an “Existing Participating Lender”), and the amount of the Commitment Increase such Existing Participating Lender is willing to commit to (which amount shall be allocated to each Existing Participating Lender according to their existing Pro Rata Shares should there be an over-commitment) which notice shall be irrevocable once received by Agent. Notwithstanding the foregoing, in no event shall the Agent be obligated to agree to any Commitment Increase nor shall any Lender be obligated to participate in any Commitment Increase. Participation in any such Commitment Increase shall be completely optional and at the sole discretion of each Lender.

          (c)   To the extent that the entire Commitment Increase requested by the Borrowers and consented to by Agent is not accepted by Existing Participating Lenders, the Borrowers may propose to Agent additional new lenders acceptable to Agent and Required Lenders (“New Lenders”) who agree to commit to that portion of the Commitment Increase not accepted by Existing Participating Lenders. Thus, any Commitment Increase shall be effected by an increase in any one or more of the Existing Participating Lenders’ Commitments, and/or by the addition of the Commitments of New Lender(s) (in each case, the “Participating Lenders”).

          (d)   Notwithstanding the foregoing, final allocation of the Commitment Increase shall be at the sole discretion of the Agent and the Borrowers; and each Participating Lender shall commit to an amount not less than $1,000,000, but shall accept any allocation amount designated by the Borrowers and the Agent that is equal to or less than its proposed portion of the Commitment Increase.

ARTICLE III
LETTER OF CREDIT FACILITY

           Section 3.1  L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.6(a) hereof, agrees to issue standby and documentary letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day from the Closing Date through but not including the Revolving Credit Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if:

          (a)   there exists a Default or an Event of Default, or the issuance of such Letter of Credit would give rise to a Default or an Event of Default; or

          (b)   after giving effect to such issuance:

                (i)   the L/C Obligations would exceed the L/C Commitment, or

                (ii)   the L/C Obligations, plus the outstanding principal amount of Loans, would exceed either the Aggregate Commitment or the Borrowing Base; or

                (iii)   such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.

           References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

           Section 3.2  Terms of Letters of Credit. Subject, without limitation, to Section 3.1, each Letter of Credit shall:

          (a)   be denominated in Dollars in a minimum amount of $500,000;

          (b)   be issued to support obligations of the Borrowers, contingent or otherwise, incurred in the ordinary course of business;

          (c)   expire on a date which shall be no later than the earlier of:

                (i)   one (1) year from the date of issuance, in the case of standby Letters of Credit;

                (ii)   one hundred eighty (180) days from the date of issuance, in the case of documentary Letters of Credit; or

                (iii)   in all cases, subject to Section 3.3, five (5) Business Days prior to the Revolving Credit Termination Date; and

          (d)   be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

           Section 3.3  Cash Collateral for Letters of Credit.

          (a)   Notwithstanding the provisions of Section 3.2 requiring that the final expiry of each Letter of Credit be before the Revolving Credit Termination Date, the Issuing Lender may issue, upon a Borrower’s request (if required by a proposed beneficiary), a Letter of Credit which by its terms may be extended beyond the Revolving Credit Termination Date. With respect to any such Letter of Credit issued hereunder, the Borrowers hereby agree that they will deliver on or before the Revolving Credit Termination Date collateral, of the type and in the amounts required by subparagraph (b) below and subject to subparagraph (c) below, in an amount equal to one hundred two percent (102%) of the outstanding undrawn amount of each such Letter of Credit.

          (b)   On the Revolving Credit Termination Date or upon the occurrence of and during the continuance of an Event of Default, the Agent may require (and in the case of an Event of Default occurring under Section 12.1(j) or Section 12.1(k) it shall be required automatically) that the Borrowers deliver to the Agent cash or U.S. Treasury Bills with maturities of not more than ninety (90) days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred two percent (102%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit. At such time as such collateral is required to be and has not been deposited, the Agent shall be entitled to liquidate such of the other Collateral as is necessary or appropriate in its sole judgment so as to create such cash collateral.

          (c)   Any cash collateral deposited under subparagraph (b) above, and all interest earned thereon, shall be held by the Agent and invested and reinvested at the expense and the written direction of the Borrowers, in Eligible Investments with maturities of no more than ninety (90) days from the date of investment.

           Section 3.4  Procedure for Issuance of Letters of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit, or request that a Letter of Credit be amended or extended, by delivering to the Issuing Lender at the Agent’s Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers. The Issuing Lender shall promptly furnish to the Borrowers a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s Letter of Credit participation therein.

           Section 3.5  Commissions and Other Charges.

          (a)   The Borrowers shall pay to the Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit fee with respect to each Letter of Credit in an amount equal to the Applicable Margin for LIBOR Rate Loans, as of the date such fee is payable, on a per annum basis multiplied by the average daily face amount of such Letter of Credit during the period for which the fee is paid. Such fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date, based on the actual number of days in the quarter and a year of 360 days. The Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all such fees received by the Agent in accordance with their respective Commitment Percentages. Upon the occurrence and during the continuance of an Event of Default, the foregoing fee shall be increased to the Applicable Margin for LIBOR Rate Loans plus two percent (2%) per annum.

          (b)   In addition to the foregoing fee, the Borrowers shall pay the Issuing Lender a fronting fee of one-quarter of one percent (1/4%) on a per annum basis multiplied by the face amount, on the payment date, of each Letter of Credit. Such fee shall be payable annually in advance on the date of issuance and each anniversary thereof.

          (c)   The Borrowers shall pay to the Issuing Lender upon request all normal costs of expenses of the Issuing Lender in connection with the issuance, transfer, extension, modification or other administration of any Letter of Credit.

           Section 3.6  L/C Participations.

          (a)   The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

          (b)   Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.6(a) hereof in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.6(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.6(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Cleveland time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Cleveland time) on any Business Day, such payment shall be due on the following Business Day.

          (c)   Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.6, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its share thereof in accordance with its applicable Commitment Percentage; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

           Section 3.7  Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid or presented purporting to be drawn and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Article III from the date such amounts are paid under the Letter of Credit (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrowers fail to timely reimburse the Issuing Lender on the date the Borrowers receive the notice referred to in this Section 3.7, the Borrowers shall be deemed to have timely given a Notice of Borrowing hereunder to the Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, regardless of whether or not the conditions precedent specified in Article V hereof have been satisfied, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

           Section 3.8  Obligations Absolute. The Borrowers’ obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.7 hereof shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Borrowers assume all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to the use of the Letter of Credit or with respect to the beneficiary’s obligations to any Borrower. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to any Borrower. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In furtherance and not in limitation of the foregoing, Agent may accept facially conforming documents without responsibility for further investigation, regardless of any notice or information to the contrary.

           Section 3.9  General Terms of Documentary Letters of Credit.

          (a)   The Borrowers agree to procure or to cause the beneficiaries of each documentary Letter of Credit to procure promptly any necessary import and export or other licenses for the import or export or shipping of any goods referred to in or pursuant to a Letter of Credit and to comply and to cause the beneficiaries to comply with all foreign and domestic governmental regulations with respect to the shipment and warehousing of such goods or otherwise relating to or affecting such Letter of Credit, including, without limitation, governmental regulations pertaining to transactions involving designated foreign countries or their nationals, and to furnish such certificates in that respect as the Issuing Lender or the Agent may at any time reasonably require, and to keep such goods adequately covered by insurance in amounts, with carriers and for such risks as shall be customary in the industry and to cause the Issuing Lender’s interest to be endorsed on such insurance and to furnish bank at its request with reasonable evidence thereof. Should such insurance (or lack thereof) upon said goods for any reason not be reasonably satisfactory to the Issuing Lender or the Agent, the Issuing Lender or the Agent may (but is not obligated to) obtain, after notice, at the Borrowers’ expense, insurance satisfactory to the Issuing Lender or the Agent.

          (b)   In connection with each documentary Letter of Credit, neither the Issuing Lender, nor any correspondent, nor any Lender shall be responsible for: (i) the existence, character, quality, quantity, condition, packing, value or delivery of the property purporting to be represented by documents; (ii) any difference in character, quality, condition or value of the property from that expressed in documents; (iii) the time, place, manner or order in which shipment of the property is made; (iv) partial or incomplete shipment referred to in such Letter of Credit; (v) the character, adequacy or responsibility of any insurer, or any other risk connected with insurance other than insurance procured by the Issuing Lender or the Agent; (vi) any deviation from instructions, delay, default or fraud by the beneficiary or anyone else in connection with the property or the shipping thereof; (vii) the solvency, responsibility or relationship to the property of any party issuing any documents in connection with the property; (viii) delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (ix) delay in giving or failure to give notice of arrival or any other notice; (x) any breach of contract between the Letter of Credit beneficiaries and the Borrowers; (xi) any laws, customs, and regulations which may be effective in any jurisdiction where any negotiation and/or payment of such Letter of Credit occurs; (xii) failure of documents (other than documents required by the terms of the Letter of Credit) to accompany any draft at negotiation; or (xiii) failure of any entity to note the amount of any document or draft on the reverse of such Letter of Credit or to surrender or to take up such Letter of Credit or to forward documents other than documents required by the terms of the Letter of Credit. In connection with each Letter of Credit, the Issuing Lender shall not be responsible for any error, neglect or default of any of their correspondents. None of the above shall affect, impair or prevent the vesting of any of the Issuing Lender’s rights or powers hereunder. If a Letter of Credit provides that payment is to be made by the Issuing Lender’s correspondent, neither the Issuing Lender nor such correspondent shall be responsible for the failure of any of the documents specified in such Letter of Credit to come into the Issuing Lender’s hands, or for any delay in connection therewith, and the Borrowers’ obligation to make reimbursements shall not be affected by such failure or delay in the receipt of any such documents.

          (c)   To the extent not inconsistent with this Agreement, the Uniform Customs are hereby made a part of this Agreement with respect to obligations in connection with each documentary Letter of Credit.

           Section 3.10  Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV
GENERAL LOAN PROVISIONS

           Section 4.1  Interest.

           (a)   Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrowers, the aggregate principal balance of (i) the Revolving Credit Loans or any portion thereof shall bear interest at (A) the Base Rate plus the Applicable Margin and/or (B) the LIBOR Rate plus the Applicable Margin; provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date, and (ii) the Swing Line Loans shall bear interest at the Base Rate plus the Applicable Margin. The Borrowers shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2(a) hereof or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2 hereof. Each Loan or portion thereof bearing interest based on the Base Rate shall be a “Base Rate Loan,” each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.” Any Revolving Credit Loan or any portion thereof as to which the Borrowers have not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

          (b)   Interest Periods. In connection with each LIBOR Rate Loan, the Borrowers, by giving notice at the times described in Section 4.1(a) hereof, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to such Loan; provided that:

                (i)  the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

                (ii)  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                (iii)  any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

                (iv)  no Interest Period shall extend beyond the Revolving Credit Termination Date; and

                (v)  there shall be no more than six (6) different Interest Periods applicable to LIBOR Rate Loans outstanding at any time.

          (c)   Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrowers shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Loans at the rates set forth above after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, as well as before and after any judgment.

          (d)   Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2005; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365 or 366 day year, as applicable, and assessed for the actual number of days elapsed.

          (e)   Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest charged or collected pursuant to the terms of this Agreement or any Loan Document exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall, at the Agent’s option, (i) promptly refund to the Borrowers any interest received by Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

           Section 4.2  Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert, at any time following the third Business Day after the Closing Date, all or any portion of its outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $5,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans and (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Borrowers shall give the Agent irrevocable prior written notice in the form attached hereto as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (Cleveland time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

           Section 4.3  Fees.

          (a)   Commitment Fee. The Borrowers shall pay to the Agent, for the account of the Lenders, a non-refundable commitment fee in quarterly installments in arrears at a rate per annum equal to the applicable percentage(s) specified in the definition of Applicable Margin on the average daily unused portion of the Aggregate Commitment on the last Business Day of each calendar quarter, commencing September 30, 2005, and on the Revolving Credit Termination Date.

          (b)   Agent’s and Other Fees. In order to compensate the Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrowers agree to pay to the Agent, for its account, the fees set forth in the Fee Letter.

           Section 4.4  Manner of Payment. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including, without limitation, the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Cleveland time) on the date specified for payment under this Agreement to the Agent at the Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Cleveland time) on such day shall be deemed a payment on such date for the purposes of Section 12.1 hereof, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Cleveland time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Agent of Agent’s fees or expenses shall be made for the account of the Agent, and any amount payable to any Lender under Sections 4.8, 4.9, 4.10, 4.11 or 14.2 hereof shall be paid to the Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) hereof, if any payment under this Agreement or any Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing any interest if payable along with such payment.

           Section 4.5  Credit of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2 hereof, all payments received by the Lenders upon the Loans and other Obligations and all net proceeds from the enforcement of the Loans and other Obligations shall be applied first to all expenses then due and payable by the Borrowers hereunder, then to all indemnity obligations then due and payable by the Borrowers hereunder, then to all Agent’s and Issuing Lender’s fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Swing Line Loan to the Swing Line Lender, then to the principal amount outstanding, under the Swing Line Loan to the Swing Line Lender, then to accrued and unpaid interest on the Revolving Credit Loans, the Reimbursement Obligation and any termination payments due in respect of any Secured Hedging Agreement (pro rata in accordance with all such amounts due), then to the principal amount of the Revolving Credit Loans and Reimbursement Obligation (pro rata in accordance with all such amounts due) and then to the cash collateral account described in Section 12.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

           Section 4.6   Adjustments. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

           Section 4.7  Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Section 2.2(c) hereof, and the Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section 4.7 shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrowers. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

           Section 4.8  Changed Circumstances.

          (a)   Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Agent or any Lender (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Agent or such Lender for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

          (b)   Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrowers may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period. Lenders shall determine the applicability of, and the amount due under, this Section 4.8(b) consistent with the manner in which they apply similar provisions and calculate similar amounts payable to them by other borrowers having in their credit agreements provisions comparable to this Section 4.8(b), and, if requested by the Borrowers, a certificate of any such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Agent and any such certificate shall be conclusively presumed to be correct save for manifest error.

          (c)   Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

                (i)  shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Loan, Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Loan, Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

                (ii)  shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any LIBOR Rate Loan; and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.8(c); provided, that the Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event it fails to do so. If requested by the Borrowers, a certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Agent and any such certificate shall be conclusively presumed to be correct save for manifest error. The amount of such compensation shall be determined, by the applicable Lender, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical in its sole discretion. Lenders shall determine the applicability of, and the amount due under, this Section 4.8 consistent with the manner in which they apply similar provisions and calculate similar amounts payable to them by other borrowers having in their credit agreements provisions comparable to this Section 4.8.

           Section 4.9  Indemnity. The Borrowers hereby indemnify each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrowers to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Agent and shall be conclusively presumed to be correct save for manifest error. Lenders shall determine the applicability of, and the amount due under, this Section 4.9 consistent with the manner in which they apply similar provisions and calculate similar amounts payable to them by other borrowers having in their credit agreements provisions comparable to this Section 4.9.

           Section 4.10  Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrowers shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. Lenders shall determine the applicability of, and the amount due under, this Section 4.10 consistent with the manner in which they apply similar provisions and calculate similar amounts payable to them by other borrowers having in their credit agreements provisions comparable to this Section 4.10, and, if requested by the Borrowers, a certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Agent and any such certificate shall be conclusively presumed to be correct save for manifest error.

           Section 4.11  Taxes.

          (a)   Payments Free and Clear. Any and all payments by the Borrowers hereunder or under any Note or Letter of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof (excluding taxes imposed on the basis of net income) and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law or applicable treaty to deduct and withhold any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including, without limitation, deductions and withholdings applicable to additional sums payable under this Section 4.11) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrowers shall make such deductions and withholdings, (C) the Borrowers shall pay the full amount deducted and withheld to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrowers shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.11(d) hereof.

          (b)   Stamp and Other Taxes. In addition, the Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as “Other Taxes”).

          (c)   Indemnity. The Borrowers shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.11) paid by such Lender or the Agent (as the case may be) and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor. If requested by the Borrowers, a certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Agent and any such certificate shall be conclusively presumed to be correct save for manifest error.

          (d)   Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 14.1 hereof, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

          (e)   Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrowers, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms), properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrowers, with a copy to the Agent, a Form W-8ECI or W-8BEN and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, certifying in the case of a Form W-8ECI or W-8BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrowers and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

          (f)   Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of each Borrower contained in this Section 4.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

           Section 4.12  Replacement of Lenders.

          Each Lender hereby severally agrees that if any Lender (an “Affected Lender”) (i) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to Sections 4.8, 4.10 or 4.11 and the payment of such additional amounts are, and are likely to continue to be, materially more onerous in the reasonable judgment of the Borrowers than payment of such amounts with respect to the other Lenders, or (ii) does not consent (or fails to respond) to an amendment, modification or waiver to any provision of this Agreement or any other Loan Document requested by the Borrowers and approved by the Required Lenders, the Borrowers may, within 30 days of (x) receipt by the Borrowers of such demand or notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation) or (y) approval of such amendment, modification or waiver, give notice in writing to the Agent and such Affected Lender of its intention to replace such Affected Lender with the Eligible Assignee designated in such notice. Within 30 days of its receipt of such notice, such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.9 by the Borrowers, assign, in accordance with Section 14.10, its Commitment, Loans, Notes, and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty (except as to (x) such Affected Lender’s then existing Commitment amount and the outstanding principal amount of Loans held by such Affected Lender, and (y) the absence of Liens arising by, through and under the Affected Lender) and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such designated financial institution, (ii) the purchase price paid by such designated financial institution shall be in the amount of such Affected Lender’s Loans and its percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and not paid under Sections 4.8, 4.9, 4.10, and 4.11), owing to such Affected Lender hereunder and (iii) the Borrowers shall pay to such Affected Lender and the Agent all reasonable out-of-pocket expenses incurred by such Affected Lender and the Agent in connection with such assignment and assumption (including the assignment fee described in Section 14.10).

ARTICLE V
CLOSING, CONDITIONS OF CLOSING AND BORROWING

           Section 5.1  Closing. The closing shall take place at the offices of Reed Smith LLP at 10:00 a.m. on September 9, 2005, or on such other date as the parties hereto shall mutually agree.

           Section 5.2  Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions, including, without limitation, delivery of each of the documents described below, all in form and substance satisfactory to the Agent:

          (a)   Executed Loan Documents. This Agreement, the Revolving Credit Notes and the Swing Line Note shall have each been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrowers shall have delivered original counterparts thereof to the Agent.

          (b)   Collateral Documents. The joinder executed by Agent with respect to the Intercreditor Agreement, the joinder executed by the Agent with respect to the Lockbox Agreement and the Custody Agreement, shall have each been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder.

          (c)   Closing Certificates; etc.

                (i)  Certificate of the Secretary of each Borrower. The Agent shall have received a certificate of the secretary of each Borrower certifying as to the incumbency and genuineness of the signature of each officer of such Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of incorporation of such Borrower, and all amendments thereto, if any, certified as of a recent date by the Secretary of State of the State of Delaware, (B) the bylaws of such Borrower as in effect on the date of such certifications, and (C) resolutions duly adopted by the Board of Directors of such Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents.

                (ii)  Certificates of Good Standing. The Agent shall have received certificates as of a recent date of the good standing of each Borrower under the laws of the State of Delaware, the State of New Jersey and the State of New York.

                (iii)  Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Borrowers addressed to the Agent and the Lenders with respect to the Borrowers, the Loan Documents and such other matters as the Lenders shall request.

                (iv)  Tax Forms. The Agent shall have received copies of the United States Internal Revenue Service forms required by Section 4.11(e) hereof, if any.

                (v)  Officer’s Compliance Certificate. The Agent shall have received a completed Officer’s Compliance Certificate, as of the Closing Date, showing, among other things, that, taking into account the Extensions of Credit made on such date, the ratio of Funded Debt to Tangible Net Worth does not exceed 4.0 to 1.

                (vi)  Borrowing Base Certificate. The Agent shall have received a Borrowing Base Certificate completed as of the Closing Date.

                (vii)  Incumbency Certificates. The Agent shall have received an authorization and incumbency certificate from the Custodian, certifying as to its due authorization and the incumbency of its officers with regard to the entering into, execution and delivery of the Custody Agreement.

          (d)   Collateral.

                (i)  Delivery to Filing Agent. The Agent shall have received a copy of the Request for Application (as such term is defined in the Custody Agreement) delivered to the Filing Agent with respect to each Pledged Chassis identified on Schedule 2, and the Borrower shall have satisfied all delivery requirements set forth in the Custody Agreement.

                (ii)  Filings and Recordings. Except to the extent the Filing Agent is holding Certificates of Title for which it is under instruction to file applications reflecting the lien of the Agent as required by this Agreement, all filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral shall have been received by the Agent and the Agent shall have received evidence satisfactory to the Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein, including, without limitation, UCC-1 financing statements listing each Borrower as a debtor, the Agent as secured party and describing the Collateral.

                (iii)  Lien Searches. The Agent shall have reviewed the results of Lien searches (including, without limitation, searches as to judgments, pending litigation and tax matters) made against each Borrower under the applicable UCC (or applicable judicial docket), indicating among other things that the Collateral is free and clear of any Lien except for Permitted Liens.

                (iv)  Casualty and Liability Insurance. The Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Agent, copies of insurance policies, evidencing customary levels of insurance (and deductibles) covering the Collateral and the Pledged Assets, with carriers reasonably acceptable to the Agent, and otherwise in form and substance customary in Borrowers’ industry.

          (e)   Consents; Defaults.

                (i)  Governmental and Third Party Approvals. Each Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

                (ii)  No Injunction, Etc. No action, proceeding, investigation, regulation, legislation or litigation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                (iii)  No Event of Default. No Default or Event of Default shall have occurred and be continuing.

                (iv)  No Materially Adverse Effect. No Materially Adverse Effect shall have occurred and be continuing since December 31, 2004 and no material disruption or material adverse change in the financial or capital markets has occurred that would have a material adverse effect on the market for loan syndications.

          (f)   Financial Matters.

                (i)  Financial Condition Certificate. Interpool shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate by a Responsible Officer, that (A) each Borrower is Solvent, (B) each Borrower’s payables are current and not past due, and (C) attached thereto are the five year financial projections previously delivered to the Agent representing the good faith opinions of the Borrowers and senior management thereof as to the projected results contained therein.

                (ii)  Payment at Closing. The Borrowers shall have paid the fees set forth or referenced in Section 4.3 hereof and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) to the Agent and Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including, without limitation, all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

          (g)   Miscellaneous.

                (i)  Notice of Borrowing. The Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.2(a) hereof, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

                (ii)  Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                (iii)  Existing Facility. The Existing Facility shall be repaid in full and terminated. The Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination, reconveyance and release, together with UCC-3 financing statements and other evidence reasonably satisfactory to the Agent evidencing the release of any security interest or lien in the Pledged Assets.

                (iv)  Due Diligence and Other Documents. The Borrowers shall have delivered to the Agent such other documents, certificates and opinions as the Agent may reasonably request.

           Section 5.3  Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

          (a)   Continuation of Representations and Warranties.  The representations and warranties contained in Article VII hereof shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

          (b)   No Existing Default or Materially Adverse Effect. No Default, Event of Default or Materially Adverse Effect shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) or the issue date with respect to such Letter of Credit or after giving affect to such Letters of Credit on such date.

          (c)   Officer’s Compliance Certificate; Borrowing Base Certificate; Additional Documents. The Agent shall have received the Officer’s Compliance Certificate and Borrowing Base Certificate most recently required under Sections 8.2(a) and (b), and each additional document, instrument, legal opinion or other item of information reasonably requested by it.

          (d)   Delivery to Filing Agent. The Agent shall have received a copy of the Request for Application (as such term is defined in the Custody Agreement) delivered to the Filing Agent with respect to each Pledged Chassis identified on Schedule 2, and the Borrower shall have satisfied all delivery requirements set forth in the Custody Agreement.

          (e)   Conditions. Each borrowing by the Borrowers or request for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrowers as of the date of such Loan or issuance of such Letter of Credit that the conditions of this Section 5.3 hereof have been satisfied.

ARTICLE VI
COLLATERAL

           Section 6.1  Grant of Security Interest. Each Borrower hereby pledges, assigns, conveys, mortgages, transfers and grants to the Agent a continuing security interest in and to any and all of the Pledged Assets, whether now existing or hereafter acquired or created, whether owned beneficially or of record and whether owned individually, jointly or otherwise, together with the products and proceeds thereof, all collections, payments and other distributions and realizations with respect thereto, any and all other rights, powers, privileges, remedies and interests of the Borrowers therein; thereto or thereunder, and any and all renewals, substitutions, modifications and extensions of any and all of the items set forth above (the foregoing items will be referred to collectively as the “Collateral”), as security for the timely and full payment and satisfaction of the Obligations as and when due. However, items released in writing by the Agent from time to time from the Lien of this Agreement and the other Loan Documents shall no longer be considered to be “Collateral” hereunder.

           Section 6.2  Collateral Documentation.

           (a)   The Borrowers shall have delivered to the Custodian the Certificates of Title to the Pledged Chassis, which shall be delivered with this Agreement if currently existing or shall be delivered promptly as hereafter received, acquired or created, pursuant to the terms of this Agreement and the Custody Agreement. The Agent in its sole and absolute discretion may at any time after the occurrence and during the continuance of an Event of Default, transfer or register any of the Collateral into the name of the Agent or its nominee(s) without any notice to any Borrower. In addition to the foregoing, the Borrowers shall deliver to the Agent or its designee such other assignments, pledges, deeds, mortgages, financing statements, attornments, estoppels, waivers, consents, recognitions, bailments, legal opinions and other instruments, documents and agreements as the Agent from time to time may request to further evidence, confirm, effect or perfect any mortgage or other security interest granted or required to be granted under this Agreement or any other Loan Document, each in such form and substance as may be acceptable to the Agent.

          (b)   Each Borrower hereby irrevocably authorizes the Agent in its sole and absolute discretion: (i) to file without the signature of any Borrower any and all financing statements, modifications and continuations in respect of the Collateral and the transactions contemplated by this Agreement and the other Loan Documents; (ii) to sign any such statement, modification or continuation on behalf of any Borrower if the Agent deems such signature necessary or desirable under Applicable Law; and (iii) to file a carbon, photographic or other reproduction of any financing statement or modification if the Agent deems such filing necessary or desirable under Applicable Law; provided that so long as no Event of Default is then continuing, the Agent shall accord the Borrowers an opportunity to review any proposed financing statement or modification (but not continuation); and provided further that the failure to send any such copy for review shall not affect the validity or enforceability of any such filing by the Agent. The Borrowers shall promptly reimburse the Agent for all costs and expenses incurred in connection with the preparation and filing of any such document. The Agent shall send a copy of any such filing to the Borrowers; provided, however, that the failure to send that copy shall not affect the validity or enforceability of any such filing. The Agent shall not be liable for any mistake in or failure to file any financing statement, modification or continuation. The Borrowers agree to file the financing statements being delivered pursuant to Section 5.1(d) hereof and to provide, not later than September 30, 2005, the Agent with a “bring-down” lien search evidencing the filing of such financing statements and any other filings made against the Borrowers since August 1, 2005.

          (c)   Prior to receipt by the Custodian, each Certificate of Title (or, as to any Pledged Chassis purchased directly from the manufacturer or another seller, the necessary purchase documentation) shall be delivered to a Filing Agent with instruction to the Filing Agent to promptly apply for a revised (or new) Certificate of Title evidencing a Borrower as the sole owner and the Agent as the sole secured party, and providing an address for the Custodian to which such issued Certificate of Title shall be delivered.

          (d)   The Borrowers hereby covenant that Interpool and its Subsidiaries will duly perform all their obligations under the Lockbox Agreement and the Intercreditor Agreement and the Borrowers will direct all Lessees to make all Lease Payments to the “Lockbox” and the “Lockbox Account” (as such terms are defined in the Lockbox Agreement).

          (e)   The Agent and each Lender acknowledge and agree that the Agent shall not exercise any rights it may have with respect to the Intercreditor Agreement or the Lockbox Agreement, including, without limitation, any right to direct the proceeds of the Pledged Assets or to modify the account into which proceeds of the Pledged Assets are deposited, unless and until an Event of Default under this Agreement shall have occurred and be continuing.

           Section 6.3  Performance by the Agent. In the event the Borrowers fail to pay or otherwise perform or satisfy any of their obligations to others or under or in respect of any of the Collateral as required by this Agreement or any other Loan Document, the Agent shall have the right in its sole and absolute discretion (but shall be under no duty or obligation) to make any such payment or cause the performance or satisfaction of any other such obligation, including (without limitation) the payment of any tax, claim or insurance premium, the maintenance or defense of any part of the Collateral or the purchase or discharge of any Lien on any part of the Collateral. The Agent will endeavor to give the Borrowers prior notice (which may be by telephone or telecopy) of any such payment or action; provided, however, that the failure to give such notice shall not affect the validity of the payment or action or the reimbursement obligations of the Borrowers with respect thereto. The Borrowers shall pay or reimburse on demand any and all amounts advanced or expenses incurred by the Agent or its designee under this Section, which shall constitute additional Loans under (and secured by) this Agreement and shall bear interest at the rate applicable to the Loans. No payment made or action taken by the Agent or its designee shall be deemed or construed to be a waiver, cure or satisfaction of the underlying default, which default shall be deemed to be continuing until such time (if ever) as the Borrowers have, prior to the Revolving Credit Termination Date, (i) resumed the payment, performance and satisfaction required by this Agreement and the other Loan Documents and (ii) repaid all Loans advanced for such payments and actions, together with interest thereon, and paid all others to whom the Agent has requested direct payment respecting such payments and actions.

           Section 6.4  Litigation Respecting Collateral.

          (a)   In the event that any action, suit or other proceeding (whether or not purportedly on behalf of the Borrowers) at law, in equity, in arbitration or before any other Governmental Authority involving or affecting the Collateral which could reasonably be expected to result in a Materially Adverse Effect (a “Proceeding”) is contemplated by the Borrowers or is otherwise commenced by or against any party hereto, the Borrowers shall give the Agent immediate notice thereof. Within twenty (20) Business Days after its receipt of such notice, the Agent shall notify the Borrowers that either (i) the Agent will join in the Proceeding, (ii) a specified designee of the Agent will join in the Proceeding, or (iii) the Borrowers may prosecute the Proceeding without the participation of the Agent or its designee, which Proceeding in any event shall be conducted in accordance with the provisions of subsection (b) of this Section. In the event the Agent fails to respond to such notice of the Proceeding within that period, the Agent shall be deemed to have elected alternative (iii) above, without, however, waiving any other right, power, privilege, remedy or interest of the Agent under this Agreement, the other Loan Documents and Applicable Law.

          (b)   If the Borrowers elect to commence a Proceeding or a Proceeding has otherwise commenced by or against any party hereto, the Borrowers shall cause the same to be prosecuted (A) in such a manner that all the rights of the Agent are preserved and protected to the fullest extent reasonably possible and (B) with counsel to the Borrowers that is acceptable to and represents both the Borrowers and the Agent. Subject to compliance by the Borrowers with the foregoing, (x) the Agent (if named as a party by someone other than the Borrowers) shall join in the Proceeding and take any other action reasonably requested by counsel to the Borrowers to facilitate the prosecution thereof, all at the sole cost and expense of the Borrowers, and (y) the Proceeding may be prosecuted by the Borrowers in such manner as the Borrowers and their counsel reasonably deem appropriate. In any event, if the Agent determines at any time during the pendency of a Proceeding (after consultation with counsel to the Agent) that the interests of the Agent are at variance with the interests of the Borrowers, the Agent may appoint its own counsel (at the expense of the Borrowers) to represent the Agent in the Proceeding, and the Borrowers and their counsel shall cooperate with the Agent and its counsel to the fullest extent possible in that Proceeding.

           Section 6.5  Power of Attorney. With respect to the various assets and properties included or required to be included in the Collateral hereunder, the Borrowers hereby irrevocably make, constitute and appoint the Agent and the Agent ‘s executive officers (Vice President or above), and each of them, with full power of substitution, as the true and lawful attorney-in-fact of the Borrowers, with full power and authority from time to time in the name, place and stead of the Borrowers to: (a) take possession of and execute or endorse (to the Agent or otherwise) any one or more contracts, mortgages, deeds, pledges, assignments, instruments and other documents, and any one or more notes, checks, drafts, bills of exchange, money orders or other documents received in payment for or on account of those assets and properties; (b) receive, open and dispose of all mail and other deliveries to the Borrowers respecting the Collateral and request postal authorities and others to change the delivery address(es) for the Borrowers to such address(es) as the Agent may deem necessary or desirable; (c) demand, collect and receive any monies due on account of those assets and properties and give receipts and acquittances in connection therewith; (d) negotiate and compromise any claim, and commence, prosecute, defend, settle or withdraw any claims, suits or proceedings, pertaining to or arising out of those assets and properties; (e) pay any Indebtedness or other liability or perform any other obligation required to be paid or performed under this Agreement or any other Loan Document by the Borrowers or any other person (other than the Agent); (f) prepare and execute on behalf of the Borrowers any mortgage, financing statement or other evidence of a security interest contemplated by this Agreement, or any modification, refiling, continuation or extension thereof, (g) take any other action contemplated by this Agreement or any other Loan Document; and (h) sign, execute, acknowledge, swear to, verify, deliver, file, record and publish any one or more of the foregoing; provided, however, that the above-named attorneys-in-fact may exercise the powers set forth in subsections (a), (b), (c), (d), (e) and (g) of this Section only following the occurrence and during the continuance of an Event of Default, whether or not any reference to this Power of Attorney is made in that notice, and without regard to whether any other action has been taken by the Agent under this Agreement or any other Loan Document. This Power of Attorney is hereby declared to be irrevocable, with full power of substitution and coupled with an interest. This Power of Attorney shall survive the dissolution, reorganization or bankruptcy of the Borrowers and shall extend to and be binding upon the successors, assigns, heirs and legal representatives of the Borrowers. This Power of Attorney may be exercised (i) by any one of the above-named attorneys-in-fact, or by any substitute designated by any of those attorneys-in-fact, and (ii) by signing for the Borrowers individually on any document or instrument or by listing two or more of the persons, including the Borrowers, for whom any document or instrument is being signed and signing once, with a single signature by the attorney-in-fact or substitute being effective to exercise the Powers of Attorney of all persons so listed. A facsimile signature shall be effective if so affixed. The Agent shall not be liable for any failure to collect or enforce the payment of any of those assets and properties.

           Section 6.6  Certain Acknowledgments and Waivers by the Borrowers.

          (a)   The Borrowers acknowledge and agree that the rights, powers, privileges, remedies and interests granted to or conferred upon the Agent in respect of any of the Collateral by this Agreement, the other Loan Documents and Applicable Law are purely discretionary and shall not, and shall not be deemed or construed to, impose upon the Agent any duty or other obligation (A) to sell, foreclose or otherwise realize upon any of the Collateral, (B) to protect or preserve any of the Collateral, (C) to perform or satisfy any obligation under or respecting any of the Collateral or the Borrowers, (D) to mitigate or otherwise reduce any damage or other loss, or (E) to otherwise exercise or enforce any such right, power, privilege, remedy or interest. Any sale, foreclosure or other realization upon any of the Collateral, or any other exercise or enforcement of any such right, power, privilege, remedy or interest, if undertaken by the Agent in its sole and absolute discretion, may be delayed, discontinued or otherwise not pursued or exhausted for any reason whatsoever (whether intentionally or otherwise). Without limiting the generality of the foregoing, the Borrowers hereby expressly waive each and every claim or defense, and agree that they will not assert or pursue (by action, suit, counterclaim or otherwise) any claim or defense, respecting (i) any settlement or compromise with any obligor or other third party under any Lease or Related Asset included in the Collateral, irrespective of any reduction in the potential proceeds therefrom, (ii) the selection or order of disposition of any Collateral (which may be at random or in any order(s) the Agent may select in its sole and absolute discretion), (iii) any private sale of any Collateral, whether or not any public market exists, (iv) the choice or timing of any sale date (which the Agent may select in its sole and absolute discretion), irrespective of whether greater sale proceeds would be realizable on a different sale date, (v) the adequacy of the sale price of any Collateral, (vi) any insufficiency of the proceeds to fully satisfy the Obligations, (vii) any sale of Collateral to the first person to receive an offer or make a bid, (viii) the selection of any purchaser of any Collateral, or (ix) any default by any purchaser of any Collateral. Neither the Agent nor any of its representatives shall incur any liability in connection with any sale of or other action taken respecting any Collateral in accordance with the provisions of this Agreement, any other Loan Document or Applicable Law (including the UCC’s requirement of commercial reasonableness).

          (b)   The Borrowers hereby expressly waive the applicability of any and all Applicable Law that are or may be in conflict with the terms and provisions of this Agreement and the other Loan Documents now or at any time in the future to the extent waiver is not limited under Applicable Law, including (without limitation) those pertaining to notice (other than notices required by this Agreement or any other Loan Document), appraisal, valuation, stay, extension, moratorium, marshaling of assets, exemption and equity of redemption; provided, however, that the preceding provision is not intended to confer upon the Agent any right, power, privilege, remedy or interest not permissible under Applicable Law notwithstanding the foregoing waivers nor to waive any party’s duty of commercial reasonableness.

           Section 6.7  Partial Releases. The Agent from time to time shall release portions of the Collateral from the liens and security interests granted under this Agreement and the other Loan Documents qualifying for release in accordance with the terms of Section 2.5(c), 6.8 or 11.7 hereof, shall execute and deliver the documentation reasonably required to effect each such release (in such form and substance as may be acceptable to the Agent), and shall return the applicable instruments and other documents to the Borrowers or their designee, in each case subject to receipt of evidence and documentation in such form and substance as may be acceptable to the Agent that those terms and conditions have been satisfied; provided that no Event of Default or Default then exists or could result therefrom. Any and all actions under this Section shall be without any recourse to or representation or warranty by the Agent and shall be at the sole cost and expense of the Borrowers.

           Section 6.8  Substitution of Collateral.

          So long as no Event of Default has occurred and is continuing, Interpool may pledge Chassis, together with their Related Assets, to the Agent in exchange for Chassis, together with their Related Assets, then allocated to the Collateral, if:

          (a)   As of the related Substitution Date, the Chassis then being transferred have an aggregate (i) Net Book Value, for any Eligible Chassis, and (ii) Finance Lease Value, for any Eligible Lease, as applicable, that is equal to or greater than the aggregate (x) Net Book Value, for any Chassis not subject to a Finance Lease, and (y) Finance Lease Value, for any Chassis subject to a Finance Lease, of the Chassis and Related Assets being replaced;

          (b)   as of the related Substitution Date for any Chassis, either (i) such Chassis then being transferred satisfies the definition of Eligible Chassis or (ii) the Lease related to such Chassis satisfies the definition of Eligible Lease, as applicable;

          (c)   no Event of Loss has occurred with respect to any Chassis then being transferred and no Lease related to any such Chassis is a Defaulted Lease;

          (d)   no Chassis, Leases or any Related Assets, then being pledged to the Agent were subject to (i) any adverse selection procedures by any Borrower in selecting such Chassis, Leases or other Related Assets or (ii) at the time of such transfer, any Lien other than a Permitted Lien; and

          (e)   immediately upon such substitution, the Agent, for the benefit of the Lenders, shall have a perfected, first priority Lien on such Chassis, Leases and, to the extent in which a security interest can be perfected under Article 9 of the UCC, Related Assets.

           Section 6.9  Termination of Security Interests. The security interests granted to the Agent hereunder shall terminate when all Commitments hereunder have been terminated and all of the Obligations have been indefeasibly paid and satisfied in full. Upon such complete payment and satisfaction: the Agent shall reassign, release and/or deliver to the Borrowers all Collateral then held by or at the direction of the Agent under the Loan Documents; and, if requested by the Borrowers, the Agent shall deliver to the Borrowers for filing in each office in which any financing statement, mortgage, or lease, or assignment thereof, relating to the Collateral, or any part thereof, shall have been filed, a termination statement under the UCC or an appropriate satisfaction, release, reconveyance or reassignment releasing the Agent’s interest therein, and any other instrument or document that the Borrowers deem reasonably necessary to evidence the termination of the Agent’s security interest; each in such form and substance as may be acceptable to the Agent. Any and all actions under this Section shall be without any recourse to or representation or warranty by the Agent and shall be at the sole cost and expense of the Borrowers.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

          Each Borrower represents and warrants to the Agent and each of the Lenders that as of the Closing Date and each date of each Extension of Credit:

           Section 7.1  Corporate Existence and Good Standing, Etc.

          (a)   It and its respective Subsidiaries are Corporations validly organized and existing and in good standing under the laws of the jurisdictions in which they are organized, and each has the requisite organizational power to own its property and conduct its business as presently conducted by it; and

          (b)   In all jurisdictions where a Borrower or any of such Borrower’s Subsidiaries are required to be qualified to do business such Borrower and each such Subsidiary is either so qualified or such qualification can readily be obtained without substantial penalty; and the failure, individually or in the aggregate, to qualify in jurisdictions where such Borrower or any of such Borrower’s Subsidiaries have not done so could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.

           Section 7.2 Corporate Power; Consents; Absence of Conflict with Other Agreements, Etc.

          (a)   The execution, delivery and performance of the Loan Documents by each Borrower and the borrowings and transactions contemplated hereby and thereby:

                (i)  are within their respective organization powers and have been duly authorized by all necessary organization action;

                (ii)  do not require any approval or consent of, or filing with, any governmental agency or authority, and do not and will not contravene any provision of Applicable Law or the terms of their respective charter documents or bylaws or any amendment thereof; and

                (iii)  will not conflict with or result in any material breach or contravention of or default under, or the creation of any Lien under, any indenture, agreement, lease, instrument or undertaking to which any Borrower is a party or by which any of them or any of their properties are bound.

          (b)   Each of the Loan Documents executed by a Borrower is, and will be, a valid and legally binding obligation of such Borrower, enforceable in accordance with their respective terms.

          (c)   This Agreement and the other Loan Documents have been duly executed and delivered by each Borrower thereto.

           Section 7.3  Title to Properties. Interpool and each of its Subsidiaries own all of their respective assets reflected as such in Interpool’s Consolidated balance sheet as at December 31, 2004. Each Borrower is Solvent and will not be rendered insolvent as a result of the transactions contemplated hereby or referred to herein.

           Section 7.4  Financial Statements. The Agent and the Lenders have been furnished with (a) Interpool’s audited Consolidated balance sheet as of December 31, 2004, and its audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, and related footnotes, and (b) Interpool’s unaudited Consolidated balance sheets as of June 30, 2005, and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of Interpool and its Subsidiaries as of such date and the results of their respective operations for the year then ended. There are no liabilities, contingent or otherwise, known to any Borrower, not disclosed in such financial statements or footnotes that involve a material amount.

           Section 7.5  No Material Changes, Etc. There have occurred no changes in the condition (financial or otherwise), operations, assets, income, or business of Interpool and its Subsidiaries as shown on or reflected in Interpool’s Consolidated balance sheets as of December 31, 2004 and as of June 30, 2005, or Interpool’s Consolidated statements of income and cash flows for the Fiscal Year and fiscal quarter then ended, the effect of which, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect on Interpool and its Subsidiaries taken as a whole.

           Section 7.6  Litigation. There are no actions, suits, proceedings or investigations of any kind pending or, to its knowledge, threatened, against Interpool or any of its Subsidiaries before any court, tribunal or administrative agency or board which, if determined adversely, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect, or materially impair their ability to carry on their businesses substantially as now conducted, or result in any substantial liability not adequately covered by insurance, or which question the validity of this Agreement or any other Loan Document or any action taken or to be taken pursuant hereto or thereto.

           Section 7.7  No Materially Adverse Contracts, Etc. Neither Interpool nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which, individually or in the aggregate, in the judgment of its officers, could reasonably be expected to have a Materially Adverse Effect.

           Section 7.8  Compliance with Other Instruments Laws, Etc. Neither Interpool nor any of its Subsidiaries are violating any provision of their respective charter documents or bylaws or any agreement or instrument by which they or any of their properties may be bound or any decree, order, judgment, or, to the knowledge of their officers, any statute, license, rule or regulation, in a manner which, individually or in the aggregate, could result in the imposition of substantial penalties or could reasonably be expected to have a Materially Adverse Effect.

           Section 7.9  Tax Status. Except to the extent expressly disclosed on Interpool’s 10-K filed in connection with its Fiscal Year ended December 31, 2004, Interpool and its Subsidiaries (a) made or filed all tax returns, reports and declarations required by any jurisdiction to which any of them are subject, (b) paid all taxes and other governmental assessments and charges that are material in amount and required to be paid, except those being contested in good faith, by appropriate proceedings diligently pursued, and (c) set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due from Interpool or any of its Subsidiaries by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.

           Section 7.10  Compliance with ERISA. Interpool and each of its Subsidiaries and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provision of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no “prohibited transaction” or “reportable event” (as such terms are defined in ERISA) has occurred with respect to any Plan which could reasonably be expected to result in material liability for excise taxes.

           Section 7.11  Environmental Matters.

          (a)   Interpool and each of its Subsidiaries have obtained all material permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization, individually or in the aggregate, could not reasonably be expected to result in a Materially Adverse Effect. Interpool and each of its Subsidiaries are in compliance in all material respects with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply, individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect on the business, financial condition or operations of Interpool and its Subsidiaries.

          (b)   No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of any Borrower, threatened by any governmental or other entity with respect to any alleged failure by Interpool or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials.

          (c)   To the best of each Borrower’s knowledge, no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of Interpool or any of its Subsidiaries and no property now or previously owned, leased or used by Interpool or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

          (d)   To the best of each Borrower’s knowledge, there are no Liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by Interpool or any of its Subsidiaries other than Liens, if any, that do not materially detract from the value of the property or materially impair the use thereof in the operation of the business of Interpool and its Subsidiaries or have a Materially Adverse Effect and no governmental actions have been taken or are in process which could subject any of such properties to such Liens or encumbrances or, as a result of which Interpool or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

          (e)   None of Interpool, any of its Subsidiaries, or, to the best knowledge of Interpool and each of its Subsidiaries, any previous owner, tenant, occupant or user of any property owned, leased or used by Interpool or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with, all Environmental Laws; nor to the best knowledge of Interpool and each of its Subsidiaries have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of Interpool and each of its Subsidiaries, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with, all Environmental Laws.

           Section 7.12  No Default.

          (a)   No Default or Event of Default has occurred and is continuing under this Agreement or any other Loan Document.

          (b)   Neither Interpool nor any of its Subsidiaries are in default under any Indebtedness which default could reasonably be expected to result in an Event of Default under Section 12.1(g) or (h).

           Section 7.13  Patents, Copyrights, Permits, Trademarks, Licenses and Leases. Interpool and each of its Subsidiaries have rights with respect to all of their respective material patents, trademarks, permits, service marks, trade names, copyrights and licenses, and shall have obtained assignments of all leases, necessary for the present conduct of its business, the absence of which, individually or in the aggregate, could reasonably be expected to result in a Materially Adverse Effect.

           Section 7.14  Use of Proceeds. The Borrowers will use proceeds of the Extensions of Credit made hereunder only as follows: (i) in the case of the initial Extensions of Credit to be made on the Closing Date, to refinance the Existing Facility, and (ii) in the case of all other Extension of Credit, for working capital and general corporate requirements of the Borrowers and the payment of certain fees and expenses incurred in connection with the transactions contemplated by this Agreement. No portion of any Credit Loan is to be used, for the “purpose of purchasing or carrying” any “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, as amended and the Borrowers are not engaged in the business of extending credit to others for such purpose.

           Section 7.15  Capitalization. Interpool owns 100% of the issued and outstanding Voting Stock of Trac, free and clear of all Liens. Trac has not issued or granted any options or rights with respect to the issuance of its respective capital stock which is presently outstanding.

           Section 7.16  Subsidiaries. The Borrowers have no Subsidiaries that hold title to any Chassis other than another Borrower or special purpose entity formed by a Borrower (provided that any titling trust shall not be deemed a Subsidiary of any Borrower).

           Section 7.17  Holding Company and Investment Company Acts. Neither Interpool, nor any of its Subsidiaries, is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor are any of them a “registered investment company”, or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

           Section 7.18  Pension Plans. The funding by Interpool, or any of its Subsidiaries, of any Guaranteed Pension Plan (as defined in ERISA) complies with the minimum funding standards of Section 302 of ERISA and Section 412 of the Code, as amended. Interpool and its Subsidiaries have made all contributions to each Multiemployer Plan (as defined in ERISA) required pursuant to any applicable collective bargaining agreement. No material Reportable Event (as defined in ERISA) has occurred with respect to any Guaranteed Pension Plan; Interpool and its Subsidiaries have not incurred any material liability as a result of a complete or partial withdrawal, as defined in ERISA, from any Multiemployer Plan; and no steps have been taken to terminate any Guaranteed Pension Plan.

           Section 7.19  Disclosure. This Agreement and all certificates furnished to the Agent and the Lenders by or on behalf of the Borrowers to the Agent and the Lenders in connection herewith do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Interpool or any of its Subsidiaries which, individually or in the aggregate, has or, could reasonably be expected to have a Materially Adverse Effect, except as has been disclosed previously to the Agent in writing.

           Section 7.20  Title to Pledged Assets. The Borrowers have good and valid legal and beneficial title to, and are the lawful owners of, all Pledged Assets, free and clear of all Liens whatsoever, except for Permitted Liens.

           Section 7.21  Survival of Representations and Warranties, Etc. All statements contained in any certificate delivered by or on behalf of any Borrower pursuant to or in connection with this Agreement or any of the Loan Documents (including any such representation or warranty made or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution and delivery of this Agreement or any other Loan Document, any investigation or inquiry by the Agent or the Lenders, or by making any Extension of Credit under this Agreement.

           Section 7.22  Eligible Leases; Eligible Chassis. Each Lease (a) constitutes “tangible chattel paper”, an “account” or a “general intangible” within the meaning of the UCC and (b) if a Finance Lease, complied with the definition of the term “Eligible Lease” on the date such Finance Lease is pledged to the Agent hereunder. Each Chassis set forth on Schedule 2 from time to time complied with the definition of the term “Eligible Chassis” on the date such Chassis becomes a Pledged Asset. At the time any Additional Chassis or Substitute Chassis are pledged to the Agent hereunder, or any Pledged Chassis is released from the Collateral, the Borrowers shall deliver to the Agent, the Lenders and the Custodian a revised Schedule 2 reflecting such additions, substitutions and/or releases.

           Section 7.23  Foreign Assets Control Regulations. None of the requesting or borrowing of any Extensions of Credit or the use of the proceeds thereof of such will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, none of the Borrowers or their Affiliates (a) are or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engage or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

ARTICLE VIII
FINANCIAL INFORMATION AND NOTICES

           Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.13 hereof, each Borrower will furnish, or cause to be furnished, to the Agent and the Lenders at their addresses as set forth on Schedule 1 hereto, or such other office as may be designated by in writing from time to time:

           Section 8.1  Financial Statements and Projections.

          (a)   Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year, unaudited Consolidated balance sheets of Interpool and its Consolidated Subsidiaries, as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended for Interpool and its Consolidated Subsidiaries, including, without limitation, the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrowers in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Interpool to present fairly in all material respects the financial condition of Interpool and its Consolidated Subsidiaries, and the results of operations of Interpool and its Consolidated Subsidiaries, for the periods then ended, subject to normal year end adjustments. Delivery to the Agent and Lenders of Interpool’s filed Form 10-Q for the applicable Fiscal Quarter shall satisfy the foregoing requirement.

          (b)   Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited Consolidated balance sheets of Interpool and its Consolidated Subsidiaries, as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows of Interpool and its Consolidated Subsidiaries, for the Fiscal Year then ended, including, without limitation, the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by Interpool and its Consolidated Subsidiaries, or with respect to accounting principles followed by Interpool and its Consolidated Subsidiaries not in accordance with GAAP. Delivery to the Agent of Interpool’s filed Form 10-K for the applicable Fiscal Year shall satisfy the foregoing requirement.

          (c)   Annual Financial Plan and Projections. As soon as practicable and in any event within thirty (30) days after the beginning of each Fiscal Year, a financial plan and projections for Interpool for the ensuing Fiscal Year, such plan and projections to be prepared in accordance with GAAP and to include a projected income statement, a statement of cash flows and balance sheet and the assumptions used to develop such projections.

           Section 8.2  Certificates.

          (a)   Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Section 8.1(a) or Section 8.1(b) hereof and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer of Interpool in the form of Exhibit F attached hereto (an “Officer’s Compliance Certificate”).

          (b)   Borrowing Base Certificate. Monthly, on the twentieth (20th) day of each month, and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of Interpool in the form of Exhibit G attached hereto (a “Borrowing Base Certificate”).

           Section 8.3  Other Reports.

          (a)   Promptly upon receipt thereof, copies of all reports, if any, submitted to any Borrower or its Boards of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management letters or reports and any management responses thereto;

          (b)   Promptly upon their becoming available, copies of such other financial statements and reports, if any, as any Borrower may be required to publicly file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal or state; and

          (c)   Such other information regarding the operations, business affairs and financial condition of the Borrowers or the Collateral as the Agent or any Lender may reasonably request.

           Section 8.4  Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of Interpool or any of its Subsidiaries obtain knowledge thereof) telephonic and written notice of:

          (a)   the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving Interpool or any of its Subsidiaries or any of their respective properties, assets or businesses which could reasonably be believed to create a potential liability or judgment in excess of $5,000,000;

          (b)   any notice of any violation received by Interpool or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Materially Adverse Effect;

          (c)   any labor controversy that has resulted in, or threatens to result in, a strike or other work action against Interpool or any of its Subsidiaries;

          (d)   any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against Interpool or any of its Subsidiaries;

          (e)   If and when any Borrower are required to give notice to the PBGC of any “Reportable Event” (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

          (f)   Immediately upon becoming aware of the existence of any condition or event that constitutes an Event of Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto; and

          (g)   any change in any law or regulation, including, without limitation, changes in tax laws and regulations, which could reasonably be expected to have (i) a material adverse impact on the ability of the Borrowers to perform their obligations under the Loan Documents or (ii) a Materially Adverse Effect;

          (h)   the receipt of any notice from any Governmental Authority that Interpool or any of its Subsidiaries is disqualified, barred or suspended from bidding on or performing any contract or proposed contract; and

          (i)   any notice of resignation, resignation or removal of any trustee under the Intercreditor Agreement or the Lockbox Agreement.

           Section 8.5  Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of Interpool or any of its Subsidiaries to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article VIII or any other provision of this Agreement shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrowers’ knowledge thereof.

ARTICLE IX
AFFIRMATIVE COVENANTS

          Each Borrower (except as expressly noted below) covenants and agrees that, until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.13 hereof, the Borrowers shall, and to the extent applicable, shall cause each of their Subsidiaries to:

           Section 9.1  Punctual Payment. Duly and punctually pay or cause to be paid the principal and interest on the Notes and all fees and other amounts from time to time owing hereunder, all in accordance with the terms of this Agreement and the Notes.

           Section 9.2  Location of Office. Maintain each Borrower’s chief executive office and principal place of business at 211 College Road East, Princeton, New Jersey 08540, or, in either case, at such other address as the Borrowers shall designate in a notice to the Agent at least sixty (60) days prior to the effective date of such relocation.

           Section 9.3  Records and Accounts; Collateral Tracking System. (a) Keep true consolidated records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies, and all other reserves; and (b) maintain computerized systems capable of tracking the Eligible Leases, Eligible Chassis, Finance Lease Value and Net Book Value on a per Chassis basis, enabling the Borrowers at all times to identify the same by owner and lender/lienholder.

           Section 9.4  Business and Corporate Existence. Keep in full force and effect its corporate existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business and comply with (a) all Applicable Laws, (b) the provisions of its charter and other organizational documents, and (c) all agreements and instruments by which it or any of its properties may be bound and all applicable decrees, orders and judgments, in each case in such manner that a Materially Adverse Effect could not reasonably be expected to result either individually or in the aggregate. Comply with all obligations set forth in the Loan Documents to which it is a party.

           Section 9.5  Payment of Taxes. Promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon them or upon their income or profit or upon any property, real, personal or mixed, belonging to them, provided that neither Interpool nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge or levy if the same shall not at the time be due and payable or can be paid thereafter without penalty or if the validity thereof shall currently be contested in good faith by appropriate proceedings diligently pursued and if Interpool or any such Subsidiary, as the case may be, shall have set aside on its books reserves deemed by it adequate with respect to such tax, assessment, charge or levy or if failure so to pay could not reasonably be expected to have a Material Adverse Effect.

           Section 9.6  Maintenance of Pledged Assets. (i) Invoice and collect from each Lessee all Lease Payments required to be paid by such Lessee in such manner and to the same extent as the Borrowers do with respect to similar contracts held for their own account; (ii) fulfill all of the obligations of the Borrowers and any of the ongoing responsibilities (if any) of the lessor under a Lease and exercise all rights of the Borrowers with respect to the Leases and the Pledged Chassis; (iii) maintain with respect to each Lease and each Pledged Chassis, and with respect to each payment by each Lessee and compliance by each Lessee with the provisions of each Lease, complete and accurate records in such manner and to the same extent as the Borrowers do with respect to similar contracts and chassis held for its own account; (iv) execute, deliver, report and file any and all tax returns with respect to sales, use, personal property and other taxes (other than corporate income tax returns) and any and all notices, reports, licensing applications or other required filings required to be filed in any jurisdiction with respect to any Pledged Assets and any and all filings required with respect to the Pledged Assets; (v) apply for and maintain (or cause to be applied for and maintained) all licenses, permits, registrations, authorizations and other governmental items necessary for the Borrowers to acquire, hold and manage the Pledged Assets in each jurisdiction where the failure to maintain such licenses, permits, registrations, authorizations or governmental items could reasonably be expected to cause a Materially Adverse Effect; (vi) pay or cause to be paid all applicable taxes properly due and owing in connection with the Certificate of Title to the Pledged Chassis (vii) enforce and negotiate the terms of any Lease in accordance with the terms of the Servicing Standard; (viii) repossess and remarket any Pledged Chassis in accordance with the terms of the Servicing Standard; (ix) negotiate and maintain the insurances required by the Servicing Standard; (x) investigate (at its own expense) the facts and circumstances surrounding each casualty or event of loss with respect to the Pledged Chassis, collect or arrange for payment from the appropriate Lessee or third party and process all payment requests under the insurance policies with respect to such Pledged Chassis; (xi) institute and prosecute claims against the manufacturers of the Pledged Chassis as the Borrowers may consider advisable for breach of warranty, any defect in condition, design, operation or fitness or other non-conformity with the terms of manufacture; (xii) in connection with its performance of the responsibilities and obligations, and exercise of rights, under a Lease as “lessor,” minimize any abatement, reduction, recoupment, setoff, defense or counterclaim by the related Lessee; (xiii) fully perform all obligations under the Leases for which the nonperformance of such obligations would create a setoff or counterclaim right by the applicable Lessee; and (xiv) maintain a Lease File with respect to each Pledged Chassis.

           Section 9.7  Insurance.

          (a)   Require each Lessee to maintain insurance on each Chassis both (i) as required in the related Lease and (ii) in such forms and in such amounts as are customary in the industry, and review each such insurance policy to ensure that it comports with the terms of such Lease, including, but not limited to, causing the Lessee on each renewal date to name a Borrower as a loss payee and an additional insured under such insurance policy and requiring that the insurer under such insurance policy notify the Borrowers of any renewal, cancellation, termination or material alteration thereunder; provided that the Borrowers may permit a Lessee to be self-insured with regard to the liability insurance and/or the casualty insurance required under the Lease for so long as such Lessee maintains an investment grade rating with respect to its long-term unsecured debt obligations.

          (b)   Have in effect, maintain and keep in force (i) a physical damage equipment insurance policy and (ii) a commercial general liability insurance policy, each in such forms and in such amounts, and with such insurers, as are customary in the industry, which and shall name a Borrower and the Agent as additional insureds (the “Additional Insureds”) as their interests shall appear. The physical damage equipment insurance policy shall provide that violations of the terms, conditions or warranties of such policy by an Additional Insured shall not invalidate the insurance thereunder insofar as the interests of the other Additional Insureds, loss payees and/or innocent mortgagees are concerned. The physical damage equipment insurance policy shall pay the “Insured Value” (as defined in the physical damage equipment insurance policy) of a Pledged Chassis (which shall in no event be less than the related Net Book Value of such Pledged Chassis) where a Lessee has failed to pay on behalf of the Additional Insureds any or all of such amount.

           Section 9.8  Inspection of Properties and Books. Permit the Agent or any of its designated representatives or agents, at any reasonable time during business hours and at reasonable intervals of time, and upon reasonable prior written notice (or, if a Default or an Event of Default shall have occurred and then be continuing, at any time and without prior notice), to: (a) visit, inspect and appraise the Pledged Chassis (subject to any Lessee’s right to quiet enjoyment therein) and properties of the Borrowers; (b) examine and make copies of and take abstracts from the books and records of the Borrowers, including, without limitation, Lease Files and Pledged Chassis purchase orders and purchase agreements; and (c) discuss the affairs, finances and accounts of the Borrowers with their appropriate officers, employees and accountants. The Borrowers shall pay for the reasonable out-of-pocket cost and expense (including, inter alia, travel) of the Agent in conducting (i) one (1) such inspection per calendar year, so long as no Default or Event of Default has occurred or is then continuing, (ii) one (1) such appraisal of the Collateral during the term of the Credit Facility, so long as no Default or Event of Default has occurred or is then continuing, and (iii) all such inspections and appraisals, if a Default or an Event of Default has occurred and is then continuing.

           Section 9.9  Licenses and Permits. Cause all Pledged Chassis which, under Applicable Law, are required to be registered, to be properly registered in the name of Trac. If at any time while any of the Obligations are outstanding or the Commitment (or any portion thereof) remains in effect, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that a Borrower may fulfill any of its obligations hereunder, such Borrower shall immediately take or cause to be taken all steps reasonably necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

           Section 9.10  Notice of Material Claims and Litigation. Promptly notify the Agent and each Lender of the commencement of any claims (other than claims under a policy of insurance in amounts which, together with any interest accrued thereon, do not exceed the face value of such policy), actions, suits, proceedings or investigations of any kind pending or threatened against Interpool or any of its Subsidiaries before any court, tribunal or administrative-agency or board in an amount in excess of $5,000,000, or which, either individually or in the aggregate, if adversely determined, could be reasonably expected, to have a Materially Adverse Effect or materially impair the right of Interpool and its Subsidiaries considered as a whole, or the Borrowers considered individually, to carry on their respective businesses substantially as now conducted, or which question the validity of this Agreement, any Loan Document or any action taken or to be taken pursuant hereto or thereto.

           Section 9.11  Further Assurances. Cooperate with the Agent and take such further actions and execute such further instruments and agreements as the Agent may reasonably request to carry out to the Agent’s satisfaction the transactions contemplated by this Agreement.

           Section 9.12 Pension Plans. To the extent applicable:

          (a)   Fund any Guaranteed Pension Plan as required by the provisions of Section 302 of ERISA and Section 412 of the Code, and make all contributions to a Multiemployer Plan required pursuant to any applicable collective bargaining agreement.

          (b)   Furnish promptly to the Agent a copy of any notice of termination of a Guaranteed Pension Plan required to be sent to the PBGC and a copy of any report or demand sent or received by or with respect to a Guaranteed Pension Plan pursuant to §§4041, 4041A, 4042, 4043, 4062, 4063, 4065, 4066 or 4068 of ERISA or under subtitle E of Title IV of ERISA.

          (c)   Furnish promptly to the Agent a copy of all Forms 5500, Forms 5500-C and/or Forms 5500-R relating to a Guaranteed Pension Plan, together with all attachments thereto, including any actuarial statement relating to a Guaranteed Pension Plan required to be submitted under § 103 (d) of ERISA.

          (d)   Cause any Guaranteed Pension Plan to pay all benefits when due.

          (e)   Furnish the Agent with copies of any request for waiver from the funding standards or extension of the amortization periods required by Section 303 and 304 of ERISA or Section 412 of the Code, with respect to any Guaranteed Pension Plan no later than the date on which the request is submitted to the Department of Labor or the United States Internal Revenue Service, as the case may be.

          (f)   Promptly notify the Agent of any “complete withdrawal”, “partial withdrawal” or “reorganization” with respect to any Multiemployer Plan as such terms are defined in ERISA.

          (g)   With respect to any Guaranteed Pension Plan, promptly notify the Agent upon the occurrence of any “Reportable Event” as defined in ERISA.

           Section 9.13  Environmental and Safety Matters.

          (a)   Immediately report to Agent and each Lender upon becoming aware thereof (a) the introduction of any Hazardous Material onto any facility owned or operated by Interpool or any of its Subsidiaries or any if the introduction thereof, individually or in the aggregate, reasonably could be expected to have a Materially Adverse Effect and (b) the initiation of any action, suit, proceeding, investigation or regulatory action against Interpool or any of its Subsidiaries or in connection with any such facility relating to any Release of Hazardous Materials if, individually or in the aggregate, such could reasonably be expected to have a Materially Adverse Effect.

          (b)   Immediately deliver to Agent and each Lender copies of (a) all reports (other than routine reports regularly submitted in the ordinary course of business) submitted to any Governmental Authority by Interpool or any of its Subsidiaries in connection with either the presence of Hazardous Materials at any facility owned or operated by Interpool or any of its Subsidiaries or any other environmental matter relating to such facility, and (b) all reports, notices, and correspondence transmitted to Interpool or any of its Subsidiaries by any Governmental Authority in connection with either the presence of any Hazardous Materials at or near any such facility or any other environmental matter relating to such facility.

          (c)   Except for Hazardous Materials that Interpool or any of its Subsidiaries uses or stores or that a lessee of Interpool or any of its Subsidiaries uses, stores or transports in the ordinary course of its business and in compliance with all Applicable Laws, keep all of their properties or assets free of Hazardous Materials. Interpool and each of its Subsidiaries shall comply with and use their best efforts to ensure compliance by all tenants and subtenants with all Environmental Laws and all other Applicable Laws relating to occupational safety or health and shall obtain and comply with, and use its best efforts to ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder. Interpool and each of its Subsidiaries shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other action necessary to clean up and remove all Hazardous Materials, on, from or affecting any of their properties or assets as required by all Applicable Laws, except as such laws, ordinances, rules, regulations, orders or directives may be contested by Interpool and its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been established in conformity with generally accepted accounting principles.

          (d)   Defend, indemnify, and hold harmless the Agent, each Lender and each of their respective directors, officers, employees, affiliates, representatives and agents (each an “Indemnified Party”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against such Indemnified Party (unless resulting from the gross negligence or willful misconduct of an Indemnified Party), arising out of, or in any way related to: (a) the Release or threatened Release of any Hazardous Materials on, at or from any property at any time owned, operated or occupied by Interpool or any of its Subsidiaries; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of Applicable Laws which are based upon or in any way related to such Hazardous Materials or to any environmental matter, including reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred.

           Section 9.14  Payment of Wages. Comply at all times with the United States Fair Labor Standards Act, as amended, including the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time, if and to the extent that non-compliance could reasonably be expected to have a Materially Adverse Effect.

           Section 9.15  Notice of Default. Promptly, upon becoming aware thereof, give written notice to the Agent of: (a) the occurrence of any Default or Event of Default, (b) any litigation or proceeding affecting Interpool or any of its Subsidiaries or any of their properties or assets which, individually or in the aggregate, if adversely determined, could reasonably be expected to have a Materially Adverse Effect, (c) any dispute between Interpool or any of its Subsidiaries and any Governmental Authority that could reasonably be expected to materially interfere with their normal business operations, and (d) any Materially Adverse Effect.

           Section 9.16  OFAC. No Pledged Chassis shall be traded, located, operated or used, directly or indirectly, in a Prohibited Jurisdiction or by a Prohibited Person, and no Lessee or any sublessee shall be a Prohibited Person or organized in a Prohibited Jurisdiction.

           Section 9.17  Possession of Eligible Chassis. The Borrowers will at all times maintain possession of the Pledged Chassis, except (i) for such time as such Pledged Chassis is in the possession of a Lessee pursuant to the terms of a Lease, or (ii) for temporary delivery thereof to depot owners and other Persons for repairs and maintenance made in the ordinary course of business.

           Section 9.18  Lease Files. The Borrowers will maintain a Lease File with respect to each Pledged Chassis and shall make such Lease Files available for inspection pursuant to Section 9.8 hereof.

           Section 9.19  Investment Company. Each Borrower will conduct their operations in a manner which will not subject them to registration as an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE X
FINANCIAL COVENANTS

           Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.13 hereof, the Borrowers shall not:

           Section 10.1  Maximum Funded Debt to Tangible Net Worth Ratio. At the end of each fiscal quarter (measured on the basis of the most recent financial statements delivered pursuant to Section 8.1 hereof), permit the ratio of (a) Funded Debt to (b) Tangible Net Worth, to exceed the ratio of 4.0 to 1.

           Section 10.2  Minimum Tangible Net Worth. At the end of any fiscal quarter (measured on the basis of the most recent financial statements delivered pursuant to Section 8.1 hereof), permit Tangible Net Worth to be less than Three Hundred Million Dollars ($300,000,000).

           Section 10.3  Fixed Charge Coverage Ratio. At the end of any fiscal quarter (measured on the basis of the most recent financial statements delivered pursuant to Section 8.1 hereof), permit the ratio of (a) for the rolling four quarter period ending on the last day of such quarter, the sum of (i) Earnings Available for Fixed Charges, plus (ii) depreciation to (b) Fixed Charges for such period, to be less than 1.5 to 1

           Section 10.4  Additional Covenants. Incur, or permit any of its Subsidiaries to incur, additional Indebtedness, or, on or after the Closing Date, amend, or permit any of its Subsidiaries to amend, the documentation for any Indebtedness outstanding on the Closing Date, so as to either (i) require or incorporate additional financial covenants on any Borrower (beyond those set forth in this Agreement), or (ii) amend covenants of the type set forth in Section 10.1, 10.2 or 10.3 hereof in such a way as to make any such covenant more restrictive (than provided for herein), unless the Borrowers shall promptly (but in no event later than ten (10) Business Days thereafter) notify the Agent and each Lender of such occurrence. If the Required Lenders so elect, then such revised and/or financial covenants shall automatically be incorporated by reference into this Agreement without the need for further action by any party whatsoever. Thereupon, the Agent and each Lender shall have a separate and independent right to enforce such revised and/or additional covenants.

ARTICLE XI
NEGATIVE COVENANTS

          Each Borrower (except as expressly set forth below) covenants and agrees that, so long as any Commitment has not been terminated or any Obligation is outstanding, the Borrowers shall not and, to the extent expressly set forth below, shall not permit any of their Subsidiaries, except with the prior written consent of the Agent in each instance to:

           Section 11.1  Liens. Create, incur, assume or permit to exist any Liens on the Collateral (including, without limitation, the Pledged Assets) except Permitted Liens.

           Section 11.2  Distributions. Interpool shall not declare any Distributions if any Event of Default of a type set forth in Section 12.1(a), (b), (f), (g), (h), (j), (k) or (l), has occurred and is continuing.

           Section 11.3  Merger, Consolidation or Sale of Assets, Etc. Become a party to any merger or consolidation, or take any action looking to the dissolution or liquidation provided that so long as no Default or Event of Default shall have occurred and be continuing or would not result as a result thereof: (A) the merger or consolidation of a Subsidiary of any Borrower into Interpool, or (B) the merger of any Subsidiary of any Borrower into any other Subsidiary of any Borrower or (C) any consolidation or merger of Interpool for which all of the following conditions precedent are satisfied:

          (a)   if Interpool is not the surviving entity the person formed by such consolidation or merger (each such corporation and each such person or entity being hereinafter called a “Successor”), the Successor shall execute and deliver to the Agent and each Lender (x) an agreement in form and substance satisfactory to the Agent and each Lender containing an assumption by such Successor of the due and punctual performance of each covenant and condition of Interpool under this Agreement and the other Loan Documents and (y) an opinion of counsel as to the due execution, delivery and enforceability of such agreement;

          (b)   immediately after giving effect to such transaction, no Default or Event of Default (including no breach of the financial covenants set forth in Article X hereof) shall have occurred and be continuing, and the Successor shall have delivered an officer’s certificate to such effect;

          (c)   the relevant Successor is, in the reasonable opinion of the Agent and each of the Lenders, at least of the same creditworthiness, with at least the same level of lease servicing experience, as Interpool immediately prior to such merger or consolidation and, if not, such Successor provides each of the Lenders with alternative security acceptable to each of the Lenders; and

          (d)   after giving effect to such merger or consolidation, the Successor complies with the then single obligor credit limitation for each of the Lenders.

           Section 11.4  ERISA. Permit any Plan maintained by it to (a) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) which could reasonably be expected to result in material liability for excise taxes or fiduciary liability under Section 406 of ERISA, (b) incur any “accumulated funding deficiency” (as defined in Section 302 of ERISA) whether or not waived, or (c) terminate any Plan in a manner that could result in the imposition of a Lien or encumbrance on the assets of Interpool or any of its Subsidiaries pursuant to Section 4068 of ERISA.

           Section 11.5  Public Utility Holding Company. Directly or indirectly own, control or hold with power to vote any “voting security” of an “electric utility company” or a “gas utility company” or of a “holding company” holding any “voting security” of either the foregoing, as such terms are defined in the Public Utility Holding Company Act of 1935.

           Section 11.6  Transactions with Affiliates. Enter into or permit to exist, directly or indirectly, any transaction with any Affiliate of any Borrower with respect to or in connection with any of the Collateral, except for transactions made on fair and reasonable terms which are no more favorable to such Affiliate than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

           Section 11.7   Dispositions of Collateral. The Borrowers shall not sell, transfer, exchange or otherwise dispose of any of the Pledged Chassis (and the Related Assets), except:

(i) in connection with a sale permitted pursuant to Section 11.3 hereof;

(ii)   in connection with a substitution pursuant to Section 6.8;

(iii)   sales and disposition of Pledged Chassis (and the Related Assets) for sales proceeds of not less than the sum of the Net Book Values of the Pledged Chassis that were sold, regardless of whether an Event of Default is then continuing or whether such sales are considered to have been made in the ordinary course of business; provided that, to the extent required by Section 2.3(b), the proceeds of such disposition are used to make any mandatory prepayment then required by Section 2.3(b) in accordance with such Section;

(iv)  sales of Pledged Chassis in the ordinary course of business (including any such sales resulting from the sell/repair decision of a Borrower) regardless of the sales proceeds realized from such sales so long as an Event of Default is not then continuing or would result from such sale of Pledged Chassis; provided that, to the extent required by Section 2.3(b), the proceeds of such disposition are used to make any mandatory prepayment then required by Section 2.3(b) in accordance with such Section; and

(v) sales, transfers or exchanges of Pledged Chassis for which the Agent, acting at the direction of the Required Lenders, shall have given its prior written consent.

           Section 11.8  Amendment to or Waiver of Loan Documents. Amend, modify or waive any of their rights under the provisions of any Loan Document (regardless of whether such Loan Documents purport to allow amendment without Agent’s consent), without the prior written consent of the Agent; provided that the Agent’s consent shall not be required with regard to any waiver or consent provided by a Borrower in favor of another party under the Intercreditor Agreement or the Lockbox Agreement (to the extent enforcement of such waiver or consent is not also sought against the Agent).

ARTICLE XII
DEFAULTS AND REMEDIES

           Section 12.1  Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

          (a)   Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrowers shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of mandatory prepayment, acceleration or otherwise).

          (b)   Other Payment Default. The Borrowers shall default in the payment when and as due (whether at maturity, by reason of mandatory prepayment, acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days.

          (c)   Misrepresentation. Any representation or warranty made by the Borrowers herein or in any other Loan Documents or in any other certificates, documents or agreements executed in connection with the transactions contemplated by this Agreement shall prove to have been false or incorrect in any material respect on the date when made or deemed to have been made Lenders and, if such breach is capable of cure, such inaccuracy continues unremedied for a period of thirty (30) days after the date that any officer of any Borrower has knowledge of such inaccuracy.

          (d)   Default in Performance of Certain Covenants. Any Borrower shall default in the performance of or compliance with any of the covenants or agreements contained in Section 10.1, 10.2, 10.3, 11.1 (as to Liens on Collateral valued at 2% or more of the Borrowing Base), 11.2 or 11.3 hereof.

          (e)   Default in Performance of Other Covenants and Conditions. Any Borrower shall default in the performance of, or breach of or compliance with, any term contained herein (other than those expressly referred to in this Section 12), or in any of the other Loan Documents which could reasonably be expected to materially and adversely affect the Agent or the Lenders, and such default, if capable of cure, shall not have been remedied within thirty (30) days after the date on which an officer of any Borrower has actual knowledge thereof.

          (f)   Hedging Agreement. Any termination payment shall be due by any Borrower under any Hedging Agreement and such amount is not paid within thirty (30) Business Days of the due date thereof.

          (g)   Cross-Default. A default by any Borrower, or any Subsidiary of any Borrower, has occurred and is continuing due to failure to make any payment when due (beyond the applicable grace period with respect thereto, if any) with respect to Indebtedness which, individually or in the aggregate, exceeds Five Million Dollars ($5,000,000), any Borrower or Subsidiary shall have notice or actual knowledge of such default, and either (i) the holder(s) of such Indebtedness have exercised remedies against the obligor (including limiting borrowings or advances) or have caused any Borrower or Subsidiary to retain or employ a restructuring or crisis manager or specialist (other than Interpool’s independent public accountants or financial advisors) or (ii) such default shall not have been (A) cured or (B) temporarily waived by the applicable holder(s) of such Indebtedness within twenty (20) Business Days after the later of such default or the expiration of any applicable grace period and, in any event, with respect to any waiver, such default shall not have been permanently waived within ninety (90) days after the later of such default or the expiration of any applicable grace period.

          (h)   Other Cross-Defaults. A default by any Borrower, or any Subsidiary of any Borrower, has occurred and is continuing with respect to the observance or performance (beyond the applicable grace period with respect thereto, if any) of any agreement or covenant relating to Indebtedness, which individually or in the aggregate, exceed Twenty-Five Million Dollars ($25,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause such Indebtedness to become due prior to its stated maturity, any Borrower or Subsidiary shall have notice or actual knowledge of such default, and either (i) the holder(s) of such Indebtedness have exercised remedies against such Borrower or Subsidiary (including limiting borrowings or advances for more than fifteen (15) Business Days) or have caused such Borrower or Subsidiary to retain or employ a restructuring or crisis manager or specialist (other than Interpool’s independent public accountants or financial advisors), or (ii) such default shall not have been (A) cured or (B) temporarily waived by the applicable holder(s) of such Indebtedness within sixty (60) days after the later of such default or the expiration of any applicable grace period and, in any event, with respect to any waiver, such default shall not have been permanently waived within ninety (90) days after the later of such default or the expiration of any applicable grace period.

          (i)   Change in Control. If a Change in Control shall occur.

          (j)   Voluntary Bankruptcy Proceeding. Any Borrower shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

          (k)   Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for such Borrower for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, without limitation, an order for relief under such federal bankruptcy laws) shall be entered.

          (l)   Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on any Borrower and otherwise in full force and effect.

          (m)   Termination Event. The occurrence of any of the following events: (i) any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, such Borrower, Subsidiary or ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $3,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Borrower, any Subsidiary or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $3,000,000.

          (n)   Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments (except judgments covered by insurance, as to which the insurer has not delivered a certificate denying coverage) to exceed $5,000,000 shall be entered against any Borrower or any Subsidiary of any Borrower by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

          (o)   Attachments. Any assets of any Borrower shall be subject to attachments, levies, or garnishments for amounts in excess of $5,000,000 in the which aggregate have not been dissolved or satisfied within thirty (30) days after service of notice thereof to such Borrower.

           Section 12.2  Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrowers:

          (a)   Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (other than any Secured Hedging Agreement) (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations (other than Derivatives Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or Section 12.1(k) hereof, the Credit Facility shall be automatically terminated and all Obligations (other than Derivatives Obligations) shall automatically become due and payable.

          (b)   Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall deposit in a cash collateral account opened by the Agent cash collateral as required by Section 3.3 hereof. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

          (c)   Rights of the Agent to the Collateral, Deficiencies, Etc.

          (i)   If any Event of Default shall have occurred and is then continuing, the Agent may take (and/or may cause one or more of its designees to take) any or all of the following actions:

                     (A)   prohibit any Borrower from taking any action with respect to the Collateral otherwise permitted by this Agreement and the other Loan Document;

                     (B)   notify each of the mortgagors, obligors, lessees, issuers, custodians and other parties with respect to or interested in any item of the Collateral of the interest of the Agent therein or of any action proposed to be taken with respect thereto, and direct one or more of those parties to make all payments, distributions and proceeds otherwise payable to any Borrower with respect thereto directly to the Agent or its order until notified by the Agent that all the Obligations have been fully paid and satisfied;

                     (C)   receive and retain all payments, distributions and proceeds of any kind with respect to any and all of the Collateral;

                     (D)   direct any Borrower, the Custodian or any other holder of Collateral to assemble and deliver such Collateral to the Agent or its designee at such time(s) and place(s) as the Agent from time to time may specify (subject to any Lessee’s right to quiet enjoyment under any Lease which is not a Defaulted Lease), all without any risk or expense to the Agent; and enter any premises where any item of Collateral may be located, with or without permission or process of law but without breach of the peace, and seize and remove such Collateral or remain upon such premises and use or dispose of such Collateral as contemplated under this Agreement and the other Loan Documents;

                     (E)   request the judicial appointment of a receiver respecting the Collateral (excluding funds in the possession of the Agent and such other Collateral as the Agent may specify in its request) in any action, suit or proceeding in which claims are asserted against the Collateral by the Agent or its designee, irrespective of the solvency of any Borrower or any other person or the adequacy of any collateral, and without notice to or the approval of any Borrower, which receiver shall have the power to manufacture, operate, sell, lease or rent such items of Collateral pending the sale of all of the Collateral and to collect the rent, issues and profits therefrom, together with such other powers as may have been requested by the Agent, and shall apply the amounts received (net of all proper charges and expenses) to the Obligations as provided in this Agreement;

                     (F)   take any action with respect to the offer, sale, lease or other disposition, and delivery of the whole of, or from time to time any one or more items of, the Collateral, including, without limitation: (A) to sell, assign, lease or otherwise dispose of the whole of, or from time to time any part of, the Collateral, or offer, commit or agree to do so, in any established market or at any broker’s board, private sale or public auction or sale (with or without demand on any Borrower or any advertisement or other notice of the time, place or terms of sale) for cash, credit or any other asset or property, for immediate or future delivery, and for such consideration and upon such terms and subject to such conditions as the Agent in its sole and absolute discretion may determine, and the Agent may purchase (the consideration for which may consist in whole or in part of cancellation of Indebtedness) or any other person may purchase the whole or any one or more items of the Collateral, and all items purchased shall be free and clear of any and all rights, powers, privileges, remedies and interests of any Borrower (whether individual, joint, several or otherwise), which any Borrower has expressly waived pursuant to Section 6.6 hereof; (B) to postpone or adjourn any such auction, sale or other disposition, to cause the same to be postponed or adjourned from time to time to a subsequent time and place, or to abandon or cause the abandonment of the same, all without any advertisement or other notice thereof; and (C) to carry out any agreement to sell any item or items of the Collateral in accordance with the terms and provisions of such agreement, notwithstanding that, after the Agent shall have entered into such an agreement, all the Obligations may have been paid and satisfied in full;

                     (G)   exercise any voting, consent, enforcement or other right, power, privilege, remedy or interest of any Borrower pertaining to any item of Collateral to the same extent as if the Agent were the outright owner thereof;

                     (H)   take possession of and thereafter deal with or use from time to time all or any part of the Collateral in all respects as if the Agent were the outright owner thereof, which shall include, without limitation, the right to manufacture, operate, sell, lease or rent items of Collateral, as well as to sell parts of the Collateral pending the sale of all of the Collateral, and to collect the rent, issues and profits therefrom;

                     (I)   transfer or cause the transfer of the ownership of all or any part of the Collateral to its own name or any designee and have such transfer recorded in any jurisdiction(s) and publicized in any manner deemed appropriate by the Agent; and

                     (J)   in addition to, and not by way of limitation of, any of the rights specified above, exercise or enforce any and all rights, powers, privileges, remedies and interests afforded to the Agent under this Agreement, the other Loan Documents and any and all provisions of Applicable Law (including, without limitation, the UCC), whether as a secured party or mortgagee in possession of collateral or otherwise.

                (ii)   The Agent shall collect the cash proceeds received from any sale or other disposition or from any other source contemplated by subsection (a) above, and, after deducting all costs and expenses incurred by the Agent and any person designated by the Agent to take any of the actions enumerated in subsection (a) above in connection with such collection and sale or disposition (including attorneys’ disbursements, expenses and fees), the Agent shall apply the same in accordance with the terms and provisions of this Agreement unless the Agent shall elect (in its sole and absolute discretion) to retain the same as additional or substitute Collateral. In the event any funds remain after satisfaction in full of the Obligations, then the remainder shall be returned to the Borrowers, subject, however, to any other rights or interests the Agent may have therein under any other instrument, agreement or document or Applicable Law.

                (iii)   If the amount of all proceeds received with respect to and in liquidation of the Collateral that shall be applied to payment of the Obligations shall be insufficient to pay and satisfy all of the Obligations in full, the Borrowers acknowledge and agree that they shall remain liable for any deficiency, together with interest thereon and costs of collection thereof (including attorneys’ disbursements, expenses and fees), in accordance with the terms and provisions of this Agreement and the other Loan Documents.

          (d)   Rights of Collection. Exercise on behalf of the Lenders all of their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.

           Section 12.3  Rights and Remedies Cumulative; Non-Waiver, etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive, and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE XIII
THE AGENT

           Section 13.1  Appointment. Each of the Lenders hereby irrevocably designates and appoints National City as Agent of such Lender under this Agreement and the other Loan Documents for the term hereof, and each such Lender irrevocably authorizes National City as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent. Any reference to the Agent in this Article XIII shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity as a Lender.

           Section 13.2  Delegation of Duties. The Agent may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

           Section 13.3  Exculpatory Provisions. Neither the Agent nor any of their officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Borrower.

           Section 13.4   Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Loan or Note as the owner thereof for all purposes unless such Loan or Note shall have been transferred in accordance with Section 14.10 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of any Loan or Note.

           Section 13.5   Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a notice of default. In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

           Section 13.6   Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including, without limitation, any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

           Section 13.7  Indemnification. The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Loans, any Reimbursement Obligation and all other Obligations and amounts payable hereunder and under any Loan Document and the termination of this Agreement and the other Loan Documents.

           Section 13.8  The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not an Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

           Section 13.9  Resignation of the Agent; Successor Agent. Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

ARTICLE XIV
MISCELLANEOUS

           Section 14.1  Notices.

          (a)   Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy or electronic mail, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

          (b)   Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:	c/o Interpool, Inc. 211 College Road East Princeton, NJ 085407 Attention: Chief Financial Officer Telephone No.: (609) 452-8900 Telecopy No.: (609) 452-9286

With copies to:	Moore and Van Allen 100 North Tyron Street Suite 4700 Charlotte, NC 28202-4003 Attention: Paul Murphy Telephone No.: (704) 331-3510 Telecopy No.: (704) 339-5810

If to Agent:	National City Bank One South Broad Street, 13th Floor Philadelphia, PA 19107 Attention: Michael Labrum Telephone No.: (267) 256-4081 Telecopy No.: (267) 256-4001

With copies to:	Reed Smith LLP 2500 One Liberty Place 1650 Market Street Philadelphia, PA 19103 Attention: James S. Lawlor Telephone No.: (215) 851-8873 Telecopy No.: (215) 851-1420

          If to any Lender: To the Address set forth on Schedule 1 hereto

          (c)   Agent’s Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

           Section 14.2  Expenses; Indemnity. The Borrowers will (a) pay all out-of-pocket expenses of the Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Agent, (b) pay all reasonable out-of-pocket expenses of the Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Agent and Lenders under the Credit Facility, including, without limitation, consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include, without limitation, the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans, including, without limitation, reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

           Section 14.3  Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 14.10 hereof are hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, without limitation, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of any Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 12.2 hereof and although such Obligations shall be contingent or unmatured.

           Section 14.4  Governing Law. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES CONTAINED THEREIN.

           Section 14.5  Consent to Jurisdiction; Service of Process.

          (a)   EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWERS, THE AGENT AND THE LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE BORROWERS, THE AGENT AND THE LENDERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK CITY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT.

          (b)   EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVE ANY OBJECTION THAT SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION 14.1 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

           Section 14.6  Waiver of Jury Trial; Preservation of Remedies.

          (a)   Jury Trial. THE AGENT, EACH LENDER AND EACH BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT (“DISPUTE”) IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

          (b)   Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, (ii) all rights of self help including, without limitation, peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including, without limitation, injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.

           Section 14.7  Reversal of Payments. To the extent the Borrowers make a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

           Section 14.8  Injunctive Relief; Punitive Damages.

          (a)   The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrowers agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

          (b)   The Agent, Lenders and the Borrowers hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute.

          (c)   The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute.

           Section 14.9  Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by any Borrower to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrowers, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrowers’ certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

           Section 14.10  Successors and Assigns.

          (a)   Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

          (b)   Assignment by Lenders. Each Lender may, with the consent of the Borrowers (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Agent, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that no assignment shall be made to a Prohibited Institution and provided further that:

                     (i)   each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement;

                     (ii)   if less than all of the assigning Lender’s Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000;

                     (iii)   the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit H attached hereto (an “Assignment and Acceptance”), together with any Note or Notes subject to such assignment;

                     (iv)   such assignment shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state;

                     (v)   the assigning Lender shall pay to the Agent an assignment fee of $3,500 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; and

                     (vi)   nothing herein shall be construed to prohibit in any manner any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

          Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

           (c)   Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

          (d)   Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or Lenders at any reasonable time and from time to time upon reasonable prior notice.

          (e)   Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit H attached hereto:

(i)	accept such Assignment and Acceptance;

(ii)	record the information contained therein in the Register;

(iii)	give prompt notice thereof to the Lenders and the Borrowers; and

(iv)	promptly deliver a copy of such Assignment and Acceptance to the Borrowers.

           Within five (5) Business Days after receipt of notice, the Borrowers shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrowers.

           Section 14.11  Participations. Each Lender may sell participations to one or more banks or other entities (other than a Prohibited Institution) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

          (a)   each such participation shall be in an amount not less than $5,000,000;

          (b)   such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

          (c)   such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

          (d)   such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

          (e)   the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

          (f)   such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the Collateral; and

          (g)   any such disposition shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

           Section 14.12  Disclosure of Information; Confidentiality. The Agent and the Lenders shall hold all non-public information with respect to the Borrowers obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided that the Agent and Lenders may disclose any such information to the extent such disclosure is required by law or requested by any regulatory authority. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to Section 14.10 or Section 14.11 hereof, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrowers or such Lender to preserve the confidentiality of any confidential information relating to the Borrowers received from such Lender.

           Section 14.13  Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents (other than any Secured Hedging Agreement, the terms and conditions of which may be amended, modified or waived by the parties thereto) may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall: (a) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (including, without limitation, pursuant to Section 3.6 hereof), (b) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation, (c) reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation, (d) reduce the principal amount of any Loan or Reimbursement Obligation, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (f) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrowers’ rights and obligations hereunder, (g) release any material portion of the Collateral (other than as specifically permitted or contemplated in this Agreement), (h) amend the provisions of this Section 14.13 or the definition of Required Lenders, or (i) waive the provisions of Section 5.2, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of (a) Article XIII hereof shall be made without the written consent of the Agent and (b) Article III hereof without the written consent of the Issuing Lender.

           Section 14.14  Agreement Controls. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

           Section 14.15  Covenants Independent. Each Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X or XI hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X or XI hereof if, before or after giving effect to such transaction or act, any Borrower shall or would be in breach of any other covenant contained in Articles IX, X or XI hereof.

           Section 14.16  Survival. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

           Section 14.17  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

           Section 14.18  Headings. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

           Section 14.19  Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

           Section 14.20  Entirety. This Agreement together with the other Loan Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral and written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated herein or therein, except those obligations which survive under the Fee Letter.

           Section 14.21  Termination. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Commitments have been terminated and all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. The Agent is hereby permitted to release all Liens on the Collateral in favor of the Agent, for the ratable benefit of itself and the Lenders, upon repayment in cash of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the irrevocable termination of the Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

           Section 14.22  Payment of Borrowers’ Obligations. The Borrowers’ obligations under this Agreement and each of the Loan Documents shall be performed by the Borrowers at their sole cost and expense.

           Section 14.23  Powers of Attorney and Authorizations Irrevocable. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or any of the Commitments has not been terminated.

           Section 14.24  USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and each Borrower hereby agrees to deliver such information to the Lenders as may be requested.

          IN WITNESS WHEREOF, the parties hereto have caused this Credit and Security Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

INTERPOOL, INC., as a Borrower By: Name: Title: TRAC LEASE, INC., as a Borrower By: Name: Title:

[Borrowers’ signature page to Credit and Security Agreement]

NATIONAL CITY BANK, as Agent and as a Lender By: Name: Michael J. Labrum Title: Senior Vice President

[Agent's signature page to Credit and Security Agreement]

HSH NORDBANK AG, NEW YORK BRANCH, as a Lender By: Name: Title: By: Name: Title:

[Lender signature page to Credit and Security Agreement]

DVB BANK AG, as a Lender By: Name: Title: By: Name: Title:

[Lender signature page to Credit and Security Agreement]

CREDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH, as a Lender By: Name: Title: By: Name: Title:

[Lender signature page to Credit and Security Agreement]

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as a Lender By: Name: Title: By: Name: Title:

[Lender signature page to Credit and Security Agreement]

LASALLE BANK, NATIONAL ASSOCIATION, as a Lender By: Name: Title:

[Lender signature page to Credit and Security Agreement]